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                     File No. 1-9120






                      FORM U-3A-2





            SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.




              Statement by Holding Company
           Claiming Exemption Under Rule U-3A-2
                from the Provisions of the
        Public Utility Holding Company Act of 1935






          To Be Filed Annually Prior to March 1




      PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
      --------------------------------------------
                  (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility
Holding Company Act of 1935 and submits the following information:

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     1.   Name, State of organization, location and nature of business of claimant, Public Service Enterprise Group Incorporated (Enterprise) and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which Enterprise directly or indirectly holds an interest.

          Enterprise is a New Jersey corporation and has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Enterprise has two direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated (EDHI). Enterprise also has 138 indirect subsidiaries. Details are as follows:

           I. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, is an operating public utility company engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. PSE&G supplies electric and gas service in areas of New Jersey in which approximately 5,500,000 persons, about 70% of the State's population, reside. PSE&G supplies its gas customers principally with natural gas. PSE&G supplements natural gas with purchased refinery gas and liquefied petroleum gas produced from propane. About 40% of PSE&G's daily gas capacity is high load factor natural gas and is available every day of the year. The remainder comes from field storage, liquefied natural gas, seasonal sales, contract peaking supply, propane and refinery gas. The adequacy of supply of all types of gas is affected by the nationwide availability of all sources for energy production. PSE&G is Enterprise's principal operating subsidiary. As of December 31, 1995, PSE&G comprised 85% of Enterprise's assets. PSE&G's 1995 revenues were 93% of Enterprise's revenues and PSE&G's earnings available to Enterprise were 88% of Enterprise's net income. Generation, transmission, distribution and sale of electric energy service and the transmission, distribution and sale of gas service will continue as the principal business of Enterprise for the foreseeable future. The accounting and rates of PSE&G are subject in certain respects to the requirements of the New Jersey Board of Public Utilities (BPU) and the Federal Energy Regulatory Commission (FERC). PSE&G has seven direct wholly-owned subsidiaries as follows:

               A. PSE&G Fuel Corporation (Fuelco), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Fuelco provides financing, unconditionally guaranteed by PSE&G, of up to $150 million aggregate principal amount at any one time of a 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3.

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               B.   New Jersey Properties, Inc. (NJP), a New Jersey
                    corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. NJP acquires certain real estate from time to time.

               C. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. PSC of NJ, presently inactive, surveyed and investigated potential nuclear generation sites for the United States Department of Energy.

               D. Public Service Conservation Resources Corporation (PSCRC), a New Jersey corporation, has its principal executive offices at 9 Campus Drive, Parsippany, New Jersey 07054. PSCRC finances, markets and develops energy conservation projects, mostly within PSE&G's service territory.

               E. Soil Extraction Technologies, Inc., (SETI) a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. SETI, presently inactive, was a general partner (50% partnership interest) in a partnership formed for the purpose of developing and commercializing a soil remediation technology.

               F. The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. TFC acquires certain real estate from time to time.

               G. Enterprise Ventures & Services Corporation (Ventures), a New Jersey corporation formed in 1995, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Ventures has been established to develop and market new energy-related products and services beyond traditional utility geographic and/or industry boundaries.

          II. EDHI, a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. EDHI is the parent of Enterprise's nonutility businesses. As of December 31, 1995, EDHI comprised 15% of Enterprise's assets. EDHI's 1995 revenues were 7% of Enterprise's revenues and EDHI's 1995 net income was 12% of Enterprise's net income. EDHI's six direct wholly-owned subsidiaries and 126 indirect subsidiaries are as follows:
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               A.   Public Service Resources Corporation (PSRC), a New
                    Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. PSRC makes primarily passive investments in assets that can provide funds for future growth as well as provide incremental earnings for Enterprise. Investments have been made in leveraged and direct financing leases, project financings, venture capital funds, leveraged buyout funds, real estate limited partnerships and securities. The maturities of the portfolio's investments are also fairly diverse, with some having terms exceeding 30 years. PSRC's leveraged lease investments include a wide range of asset sectors. Some of the transactions in which PSRC and its subsidiaries participate involve other equity investors. As of December 31, 1995, PSRC comprised 8% of Enterprise's assets. PSRC's 1995 revenues were 2% of Enterprise's revenues and PSRC's 1995 net income was 5% of Enterprise's net income. PSRC is a wholly-owned subsidiary of EDHI. PSRC has fifteen direct and six indirect wholly-owned subsidiaries as follows:

                     1. Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. RCFC has as its sole investment an undivided interest in the Beaver Valley 2 Nuclear Generating Station, Shippingport, Pennsylvania by virtue of a leveraged lease transaction.

                     2. Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. RCIC has as its sole investment an undivided interest in a paper mill facility in Duluth, Minnesota by virtue of a leveraged lease transaction.

                     3. The Water Source, Inc. (TWS), a New Jersey corporation, has its principal executive offices at 43 Charleston Road, Willingboro, New Jersey 08046. TWS operates a residential water treatment business in New Jersey.

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                     4.  Resources Capital Sales Corporation (RCSC) is
                         incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands. RCSC was formed in connection with investment activities of PSRC to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

                     5. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. As of December 31, 1995, RCMC comprised 3% of Enterprise's assets. RCMC's 1995 revenues were 0.7% of Enterprise's revenues and RCMC's 1995 net income was 1.7% of Enterprise's net income. RCMC has invested in a project financing and several leveraged leases. RCMC has six direct wholly-owned subsidiaries as follows:

                         (a)  Franklin Street Real Estate, Inc.
                              (Franklin), a Delaware corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Franklin acts as a lessee under a master lease and lessor under an operating lease with regard to the leveraged lease investment of RCMC in Renaissance Center, a Detroit, Michigan office complex.

                         (b) Renaissance Tower Associates, Inc. (Tower), a Connecticut corporation, has its principal executive offices at One
                              Riverfront Plaza, Newark, New Jersey 07102.
                              Tower is the lender under a loan agreement and issuer of lender notes under the Renaissance Center leveraged lease transaction.

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                         (c)  RCMC Sales Corporation (RCMC SC) is
                              incorporated under the laws of the United
                              States Virgin Islands, and has its
                              principal executive offices at Guardian
                              Building, Havensight, Saint Thomas, United
                              States Virgin Islands. RCMC SC was formed as a FSC in connection with investment activities of RCMC.

                         (d) RCMC One, Incorporated (RCMC One), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102 and is presently inactive.

                         (e) RCMC, Inc., a Delaware corporation formed in 1995, has its principal executive offices at 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899. RCMC, Inc. holds investments in four foreign aircraft leveraged leases, a limited partnership investment in an advanced flue gas desulfurization facility at Northern Indiana Public Service Company's Bailly Generating Station in Indiana and a limited partnership investment in a Phillips Petroleum ethylene facility in Sweeney, Texas.

                         (f)  RCMC Del., Inc. (RCMC Del.), a Delaware
                              corporation formed in 1995, has its
                              principal executive offices at 1105 North
                              Market Street, Suite 1300, P.O. Box 8985,
                              Wilmington, Delaware 19899.  RCMC Del. has
                              investments in a leveraged lease of an
                              undivided interest of System Energy
                              Resources Inc.'s interest in the Grand Gulf
                              Unit 1 Nuclear Generating Station in Port
                              Gibson, Mississippi and in a leveraged
                              lease of US West's Communications' regional
                              headquarters in Denver, Colorado.
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                     6.  PSRC Sales Corporation One (PSRC One) is
                         incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands. PSRC One was formed as a FSC in connection with certain investment activities of PSRC.

                     7. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands. PSRC Two was formed as a FSC in connection with certain investment activities of PSRC.

                     8. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands. PSRC Three was formed as a FSC in connection with certain investment activities of PSRC.

                     9.  PSRC Sales Corporation Four (PSRC Four) is
                         incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands. PSRC Four was formed as a FSC in connection with certain investment activities of PSRC.
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                    10.  Public Service Gas Marketing Company (PSGMC), a
                         Delaware corporation, has its principal
                         executive offices at One Riverfront Plaza, Newark, New Jersey 07102. PSGMC is a 66.67% general partner with U.S. Energy Partners, Inc., (USEP, Inc.) an affiliated corporation, in U.S. Energy Partners (USEP), a Delaware general partnership, which markets natural gas and associated services on an unregulated basis to commercial and industrial gas customers nationwide.

                    11. USEP, Inc., a Delaware corporation formed in 1995, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102 and is a 33.33% general partner with PSGMC, an affiliated corporation, in USEP, which markets natural gas and associated services on an unregulated basis to commercial and industrial gas customers nationwide.

                    12. PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. PSRCI is a wholly-owned subsidiary of PSRC. PSRCI has as its sole investment the leveraged lease of a zinc sintering facility in Monaca, Pennsylvania.

                    13.  PSRC Del., Inc. (PSRC Del.), a Delaware
                         corporation formed in 1995, has its principal executive offices at 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899. PSRC Del. has investments in limited partnership interests in the KKR 1987 and 1993 Funds, which are two leveraged buyout funds; limited partnership interests in Solar Energy Generating System (SEGS) III, IV, and V, each of which sell electrical energy to Southern California Edison; an interest in the operating company, Kramer Junction Corp., which manages the SEGS projects; a limited partnership interest in Market Hub Partners, which owns and operates salt dome natural gas storage facilities located near the intersection of major natural gas pipelines; an interest in the operating company, Market Hub, Inc., which manages the Market Hub Partners natural gas storage facilities; a limited partnership interest in DLJ Merchant Banking Partners L.P., a limited partnership which makes investments in acquisitions, recapitalization, restructurings and workouts of over-leveraged companies; and limited partnership interests in Edison Venture Fund, Edison Venture Fund II and Edison Venture Fund III, each a venture capital fund targeted to make investments in advanced technology companies.
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                    14.  Enterprise Energy Technology Group, Inc.
                         (EnterTech), a Delaware corporation formed in 1995, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. EnterTech provides energy management services to commercial facilities in the United States.

                    15.  Enterprise Strategic Energy Solutions, Inc.
                         (ESES), a Delaware corporation formed in 1995, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. ESES provides energy management services to industrial facilities in North America.

               B. Energy Development Corporation (EDC), a New Jersey corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC is an oil and gas exploration, production, and marketing company with principal operations both onshore and offshore in the southern United States and has a growing international production base. As of December 31, 1995, EDC comprised 4% of Enterprise's assets. EDC's 1995 revenues were 4% of Enterprise's revenues and EDC's 1995 net income was 5% of Enterprise's net income.
                    EDC is a wholly-owned subsidiary of EDHI.   In
                    December 1995, Enterprise announced EDHI's intention to divest itself of EDC during 1996. EDC has sixteen direct and four indirect wholly-owned subsidiaries as follows:
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                     1.  Gasdel Pipeline System Incorporated (GPSI), a
                         New Jersey corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. GPSI gathers and transports gas from EDC's fields to delivery points on the systems of interstate pipeline companies transporting the gas for EDC and other companies. Its properties presently consist of full ownership and partial interests in various pipelines connecting onshore gas fields in Louisiana and Texas and offshore gas fields in the Gulf of Mexico. GPSI is regulated by FERC.

                     2. Pelto Oil Company International, a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002 and is presently inactive.

                     3. Producers Service, Inc. (Producers), a New Jersey corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. Producers operates a gas gathering system in northern Louisiana. Producers owns, but does not operate, an intrastate natural gas pipeline in southern Louisiana.

                     4.  Pelto Oil Company, Inc., a New Jersey
                         corporation has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002 and is currently inactive.

                     5. HGC, Inc. (HGC), a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. HGC owns a 51% interest in a gas gathering system which receives production from the South Lake Arthur Field in Louisiana.

                     6. Energy Development Corporation (Argentina), Inc. (EDC (Argentina),Inc.), a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC (Argentina), Inc. is engaged in exploratory and production activities for oil and gas in Argentina.
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                     7.  Energy Development Corporation (China), Inc.
                         (EDC (China), Inc.), a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC (China), Inc. is engaged in exploratory activities for oil and gas in mainland and offshore China.

                     8.  Energy Development Corporation (HIPS), Inc. (EDC
                         (HIPS), Inc.), a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC
                         (HIPS), Inc. was formed in connection with the acquisition of an interest in the High Island Pipeline System, a crude oil pipeline regulated by FERC and located offshore the Gulf of Mexico.

                     9.  Energy Development Corporation (Peru), Inc. (EDC
                         (Peru), Inc.), a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC
                         (Peru), Inc. is engaged in exploratory
                         activities for oil and gas in Peru.

                    10. EDC Marketing Company (EDCMC), a Delaware corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston Texas 77002 and is presently inactive.

                    11. EDC (Tunisia), Inc., a Delaware corporation, has its principal executive offices at 1000
                         Louisiana Street, Suite 2900, Houston, Texas
                         77002. EDC (Tunisia), Inc. is engaged in exploratory activities for oil and gas in Tunisia.

                    12.  EDC Ecuador Ltd. (Ecuador), a Delaware
                         corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. Ecuador is engaged in exploratory and production activities for oil and gas in Ecuador.

                    13. Brabant Petroleum USA Company (Brabant), a Kansas corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. Brabant is engaged in exploratory and production activities for oil and gas in the United States.
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                    14.  EDC Australia Ltd. (EDC Australia), a Delaware
                         corporation formed in 1995, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC Australia is engaged in exploratory activities for oil and gas in Australia.

                    15.  EDC (UK) Limited (EDC UK), a Delaware
                         corporation, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC UK is engaged in exploratory and production activities for oil and gas in the United Kingdom (U.K.), Europe and Africa. EDC UK Limited has three direct and one indirect wholly-owned subsidiaries as follows:

                         (a)  Brabant Petroleum Limited (Brabant
                              Petroleum), a company chartered in the
                              U.K., has its principal executive offices at Suffolk House, 154 High Street, Sevenoaks, Kent, U.K. Brabant Petroleum is engaged in exploratory and production activities for oil and gas in the U.K., Europe and Africa.

                         (b)  Brabant Oil Limited (Brabant Oil), a
                              company chartered in the U.K., has its
                              principal executive offices at Suffolk
                              House, 154 High Street, Sevenoaks, Kent,
                              U.K.  Brabant Oil, is engaged in
                              exploratory and production activities for oil and gas in the U.K., Europe and Africa.

                              (i)  Burnside Overseas Exploration Limited
                                   (Burnside), a company chartered in the
                                   Isle of Man, has its principal
                                   executive offices at Suffolk House,
                                   154 High Street, Sevenoaks, Kent, U.K.
                                   Burnside is engaged in exploratory
                                   activities for oil and gas in New
                                   Zealand.

                         (c) Brabant Oilex Limited (Brabant Oilex), a company chartered in the U.K., has its principal executive offices at Suffolk House, 154 High Street, Sevenoaks, Kent, U.K. Brabant Oilex is engaged in exploratory and production activities for oil and gas in the U.K., Europe and Africa.

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                    16.  EDC Senegal Ltd. (EDC Senegal), a Delaware
                         corporation formed in 1995, has its principal executive offices at 1000 Louisiana Street, Suite 2900, Houston, Texas 77002. EDC Senegal Ltd. is engaged in exploratory activities for oil and gas in Senegal.

               C. Community Energy Alternatives Incorporated (CEA), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA is a direct and indirect investor in and developer and operator of domestic and foreign cogeneration and power production facilities, the majority of which are domestic facilities designated as "qualifying facilities" (Qualifying Facilities) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), one of which is designated as a "foreign utility company" (FUCO) under the Public Utility Holding Company Act of 1935, as amended (PUCHA), and two of which are designated as "exempt wholesale generators" (EWGs) under PUHCA.
                    CEA is a wholly-owned subsidiary of EDHI. CEA has two direct wholly-owned subsidiaries, CEA New Jersey, Inc. (CEA NJ) and CEA USA, Inc. (CEA USA), two direct partially owned subsidiaries, UAH-Hydro Kennebec Limited Partnership and Indeck North American Powers, L.P., and 69 indirect subsidiaries. CEA NJ and its subsidiaries invest in projects which sell power to PSE&G. CEA USA and its subsidiaries invest in projects which sell power to domestic and foreign utilities other than PSE&G. In addition to its investment in CEA NJ and CEA USA, CEA is a limited partner in two Qualifying Facilities: (i) UAH-Hydro Kennebec Limited Partnership (16% partnership interest) which owns a hydroelectric facility in Winslow, Maine, (ii) Luz Solar Partners, III (9% partnership interest) which owns a solar facility in Kramer Junction, California. CEA also is a limited partner in (i) Indeck North American Power Fund, L.P. (The Indeck Fund) (7% partnership interest) which invests in Qualifying Facilities and EWG's, and (ii) Indeck North American Powers, L.P. (13.3% partnership interest), which is the general partner of The Indeck Fund. As of December 31, 1995, CEA comprised 1.6% of Enterprise's assets. CEA's 1995 revenues were 1% of Enterprise's revenues and CEA's 1995 net income was 1.8% of Enterprise's net income.

                    1. CEA NJ, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NJ has five direct wholly-owned subsidiaries and three indirect subsidiaries, (described below)
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                         and is a limited partner (49% partnership
                         interest) in Newark Bay Cogeneration
                         Partnership, L.P. The latter is a partnership owning a natural gas-fired cogeneration Qualifying Facility in Newark, New Jersey and also owns 100% of NBCP Urban Renewal Corporation (NBCPURC) which in turn owns 99% of NBC Urban Renewal Partnership, a New Jersey partnership (described below).

                         (a) CEA Bayonne, Inc. (CEA BI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA BI is a joint venture in Cogen Technologies NJ Venture (5.25% interest in venture distributions) which owns a natural gas-fired cogeneration Qualifying Facility in Bayonne, New Jersey.

                         (b)  CEA Eagle Point, Inc. (CEA EPI), a New
                              Jersey corporation, has its principal
                              executive offices at 1200 East Ridgewood
                              Avenue, Ridgewood, New Jersey 07450.  CEA
                              EPI is a general partner in Eagle Point
                              Cogeneration Partnership (50% partnership interest) which owns a natural gas-fired cogeneration Qualifying Facility in West Deptford, New Jersey.

                         (c)  CEA Newark Bay, Inc. (CEA NBI), a New
                              Jersey corporation, has its principal
                              executive offices at 1200 East Ridgewood
                              Avenue, Ridgewood, New Jersey 07450.  CEA
                              NBI is a general partner (1% partnership interest) in Newark Bay Cogeneration Partnership, L.P., a partnership which owns a natural gas-fired cogeneration Qualifying Facility in Newark, New Jersey and also owns 100% of NBCPURC.

                              (i)  NBCPURC, a New Jersey corporation has
                                   its principal executive offices at
                                   1200 East Ridgewood Avenue, Ridgewood,
                                   New Jersey 07450. NBCPURC is a general
                                   partner (1% partnership interest) in
                                   a partnership which leases the site of
                                   a natural gas-fired cogeneration
                                   Qualifying Facility in Newark, New
                                   Jersey. NBCPURC is an indirect, 50%-
                                   owned subsidiary of CEA NJ.
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                         (d)  CEA Newark Bay Services, Inc. (CEA NBS), a
                              New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NBS provides operation and maintenance services to a natural gas-fired cogeneration facility in Newark, New Jersey, which is a Qualifying Facility. (See CEA Newark Bay, Inc. above)

                    2. CEA USA, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA USA has a total of 67 direct and indirect subsidiaries including limited partnership interests (48.5% partnership interest) in each of GWF Power Systems, L.P., (GWFLP) and Hanford L.P. (HLP), Delaware limited partnerships whose operations are described below. In addition, CEA USA is a general partner (50% partnership interest) in National Energy Partners, a partnership that is the 100% owner of GWF Power Systems Company, Inc. (GWF PSC) (described below).

                         (a) CEA Asia, Inc. (formerly MPC Development, Ltd.), a Delaware corporation, has its principal executive offices at Room 1710 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong and is a developer of power production facilities in Asia which are each expected to qualify upon completion as EWGs. CEA Asia, Inc. has one wholly-owned subsidiary.

                              (i)  CEA Asia, Ltd., a Bermuda corporation
                                   with its principal executive offices
                                   at Clarendon House, Church Street,
                                   Hamilton, Bermuda is a developer of
                                   EWG power production facilities in
                                   Asia.

                         (b) CEA Baja, Inc., a Delaware corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450 and is currently inactive.

                         (c) CEA Conemaugh Management, Inc. (CEA CMI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA CMI is a general partner in Pennsylvania Renewable Resources, Associates (0.5% partnership interest) which owns a hydroelectric Qualifying Facility in Saltsburg, Pennsylvania.

                         (d) CEA GWF, Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450 and has the following two direct wholly-owned subsidiaries:

                              (i)  CEA Bay Area, Inc. (CEA Bay), a
                                   Delaware corporation, has its
                                   principal executive offices at 225
                                   Lennon Lane, Suite 120, Walnut Creek,
                                   California 94598.  CEA Bay is a
                                   general partner (0.5% partnership
                                   interest) in GWFLP, which is the owner
                                   and operator of five petroleum coke-
                                   fired small power production
                                   facilities in Contra Costa County,
                                   California.  All five facilities are
                                   Qualifying Facilities.

                              (ii) CEA Hanford, Inc. (CEA HI), a Delaware
                                   corporation, has its principal
                                   executive offices at 225 Lennon Lane,
                                   Suite 120, Walnut Creek, California
                                   94598. CEA HI is a general partner
                                   (0.5% partnership interest) in a
                                   petroleum coke and natural gas-fired
                                   cogeneration Qualifying Facility in
                                   Hanford, California owned by HLP.

                         (e) CEA India, Inc., a Delaware corporation, has its principal executive offices at B-3 Marble Arch, 9-B Prithvi Raj Road, New Delhi - 110011, India and is a developer of power production facilities in India which are each expected to qualify upon completion as EWGs.

                         (f)  CEA International, Inc., a Delaware
                              corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450 and has the following direct and indirect wholly-owned subsidiaries:

                              (i)  CEA Barka, Inc., a Delaware
                                   corporation with its principal
                                   executive offices at 1200 East
                                   Ridgewood Avenue, Ridgewood, New
                                   Jersey 07450, was formed in 1995 for
                                   the purpose of investing in a gas-
                                   fired power production facility in
                                   Muscat, Oman, which is expected to
                                   qualify as an EWG, through a wholly-
                                   owned subsidiary, Barka Power
                                   Holdings, Ltd (BPH).

                                   (A)  BPH, a Bermuda corporation formed
                                        in 1995, has its principal
                                        offices at Clarendon House,
                                        Church Street, Hamilton HMCX,
                                        Bermuda.

                              (ii) CEA Elcho (Delaware), Inc., a Delaware
                                   corporation formed in 1995, with
                                   principal offices at 1200 East
                                   Ridgewood Avenue, Ridgewood, New
                                   Jersey 07450, has one wholly-owned
                                   subsidiary, CEA Poland B.V.

                                        (A)  CEA Poland B.V., a
                                             Netherlands company with
                                             its principal executive
                                             offices at Westblaak 6,
                                             Rotterdam, The Netherlands,
                                             was formed in 1995 for the
                                             purpose of acquiring an as
                                             yet undetermined interest
                                             in Elektrocieplownia
                                             Chorzow Elcho, S.z.o.o, a
                                             Polish company, which is
                                             developing a coal-fired
                                             power station in Chorzow,
                                             Poland, which is expected
                                             to qualify upon completion
                                             as an EWG.

                             (iii) CEA (Bermuda) Holdings II, Ltd., a
                                   Bermuda corporation, has its principal
                                   executive offices at Clarendon House,
                                   Church Street, Hamilton, Bermuda and
                                   has the following nine direct and one
                                   indirect wholly-owned subsidiaries:

                                   (A)  CEA Ambalamugal Energy Company,
                                        Ltd., a Mauritius company with
                                        offices at Multiconsult Ltd., Les
                                        Jamalacs Building, Vieux Conseil
                                        Street, Port Louis, Mauritius,
                                        was formed in 1995 for the
                                        purpose of investing in a
                                        residual oil-fired power plant in
                                        Cochin, India which upon
                                        completion is expected to qualify
                                        as an EWG.

                                   (B)  CEA Bhilai Energy Company, Ltd.
                                        (CEA BEC), a Mauritius company,
                                        has its principal executive
                                        offices at B-3 Marble Arch, 9-B
                                        Prithvi Raj Road, New Delhi
                                        110011, India. CEA BEC is
                                        contemplating an investment in a
                                        coal-fired electric power
                                        generation facility in Bhilai,
                                        India which is expected to
                                        qualify as an EWG.

                                   (C)  CEA Full Moon (Malaysia) Ltd., a
                                        Malaysian company with offices at
                                        Level 9, Wisma Oceanic, Jalan
                                        O.K.K. Awang Besar, 87016 Labuan
                                        F.T., Malaysia, was formed in
                                        1995 for the purpose of investing
                                        in a coal-fired power plant in
                                        Indonesia which is expected to
                                        qualify upon completion as an
                                        EWG.

                                   (D)  CEA Manali Energy Company
                                        (formerly CEA Mauritius Energy
                                        Company), a Mauritius corporation
                                        with its principal executive
                                        offices at B-3 Marble Arch, 9-B
                                        Prithvi Raj Road, New Delhi
                                        110011, India, was formed in 1995
                                        for the purpose of investing in
                                        a coal-fired electric power
                                        generation facility in India
                                        which is expected to qualify upon
                                        completion as an EWG.

                                   (E)  CEA Pontianak (Malaysia) Ltd., a
                                        Malaysian company with offices at
                                        Level 9, Wisma Oceanic, Jalan
                                        O.K.K. Awang Besar, 87016 Labuan
                                        F.T., Malaysia, was formed in
                                        1995 for the purpose of investing
                                        in a coal-fired power plant in
                                        Indonesia which is expected to
                                        qualify upon completion as an
                                        EWG.

                                   (F)  CEA Punjab Energy Company Ltd.,
                                        a Mauritius company with offices
                                        at Multiconsult Ltd., Les
                                        Jamalacs Building, Vieux Conseil
                                        Street, Port Louis, Mauritius,
                                        was formed in 1995 for the
                                        purpose of investing in a coal-
                                        fired power plant in India which
                                        is expected to qualify upon
                                        completion as an EWG.

                                   (G)  CIV GP Company, Ltd., a Bermuda
                                        corporation with its principal
                                        executive offices at Clarendon
                                        House, Church Street, Hamilton,
                                        Bermuda, was formed in 1995 for
                                        the purpose of investing in a
                                        coal-fired electric power
                                        generation facility in India
                                        which is expected to qualify upon
                                        completion as an EWG  and has one
                                        subsidiary:

                                        (i)  CEA IB Valley Power
                                             Company, an Indian company
                                             with offices at c/o Arthur
                                             Andersen & Co., 426, World
                                             Trade Centre, Barakhamba
                                             Lane, New Delhi 110001,
                                             India, was formed in 1995
                                             for the purpose of
                                             investing in a power plant
                                             which is expected to
                                             qualify upon completion as
                                             an EWG.

                                   (H)  Meiya Jiangmen (GP) Ltd., a
                                        Bermuda corporation with
                                        principal executive offices at
                                        Clarendon House, Church Street,
                                        Hamilton, Bermuda, was formed in
                                        1995 for the purpose of
                                        investing, through a partnership,
                                        in an oil-fired electric power
                                        generation facility in Jiangmem,
                                        China which is expected to
                                        qualify upon completion as an
                                        EWG.

                                   (I)  Meiya Taishan (GP) Ltd., a
                                        Bermuda corporation with
                                        principal executive offices at
                                        Clarendon House, Church Street,
                                        Hamilton, Bermuda, is presently
                                        inactive.

                              (iv) CEA China, Inc. (CEA China)(formerly
                                   known as CEA Jinqiao, Inc.), a
                                   Delaware corporation, has its
                                   principal executive offices at 1200
                                   East Ridgewood Avenue, Ridgewood, NJ
                                   07450 and owns 50% of:

                                   (A)  Meiya Power Company, Ltd., a
                                        Bermuda corporation, which has
                                        its principal executive offices
                                        at Clarendon House, Church
                                        Street, Hamilton, Bermuda, and
                                        which has the following two
                                        wholly-owned subsidiaries:

                                        (i)  China U.S. Power Partners
                                             I, Ltd., which is a Bermuda
                                             corporation with its
                                             principal executive offices
                                             at Clarendon House, Church
                                             Street, Hamilton, Bermuda
                                             and which has a 30% equity
                                             interest in a Chinese joint
                                             venture company, Jingyuan
                                             Second Power Co., Ltd.
                                             (Jingyuan), which owns a
                                             coal-fired electric power
                                             generation facility in
                                             Jingyuan, China which is an
                                             EWG.

                                        (ii) CEA (Bermuda) Holdings,
                                             Ltd., which is a Bermuda
                                             corporation with its
                                             principal executive office
                                             at Clarendon House, Church
                                             Street, Hamilton, Bermuda,
                                             and which owns a 60% equity
                                             interest in  Shanghai Meiya
                                             Jinqiao Energy Co., Ltd., a
                                             Chinese joint venture
                                             company which owns and
                                             operates an oil-fired steam
                                             plant in Shanghai, China.

                                   (v)  CEA Full Moon, Inc. (CEA FMI), a
                                        Delaware corporation formed in
                                        1995, has its principal executive
                                        offices at 1200 East Ridgewood
                                        Avenue, Ridgewood, NJ 07450. CEA
                                        FMI is currently inactive.

                                   (vi) CEA Pontianak, Inc. (CEA PI), a
                                        Delaware corporation formed in
                                        1995, has its principal executive
                                        offices at 1200 East Ridgewood
                                        Avenue, Ridgewood, NJ 07450. CEA
                                        PI is currently inactive.

                                  (vii) CEA Venezuela, Inc. (formerly
                                        known as CEA New PAR, Inc.), a
                                        Delaware corporation formed in
                                        1995, with its principal
                                        executive offices at 1200 East
                                        Ridgewood Avenue, Ridgewood, New
                                        Jersey 07450 has the following
                                        direct wholly-owned subsidiary:

                                        (A)  CEA Americas Ltd. (CEA
                                             A)(formerly known as VENCO
                                             Power Holdings, Ltd.), a
                                             Bermuda corporation formed
                                             in 1995, has its principal
                                             executive offices at
                                             Clarendon House, Church
                                             Street, Hamilton, Bermuda.
                                             CEA A owns an investment in
                                             a gas-fired electric power
                                             generation facility in
                                             Maracay, Venezuela (which
                                             is a FUCO) through an
                                             investment in 50% of
                                             Turbogeneradores de
                                             Venezuela, C.A., (TGV) a
                                             Venezuela company, which in
                                             turn owns 17.13% of
                                             Turbogeneradores Maracay,
                                             C.A., (TGM) a Venezuelan
                                             company.

                                 (viii) CEA Salalah, Inc. (CEA SI), a
                                        Delaware corporation formed in
                                        1995, has its principal executive
                                        offices at 1200 East Ridgewood
                                        Avenue, Ridgewood, New Jersey
                                        07450.  CEA SI has the following
                                        direct-wholly-owned subsidiary:

                                        (A)  Salalah Power Holdings,
                                             Ltd. (Salalah Power), a
                                             Bermuda corporation formed
                                             in 1995, has its principal
                                             executive offices at
                                             Clarendon House, Church
                                             Street, Hamilton, Bermuda.
                                             Salalah Power was formed
                                             for the purpose of
                                             investing in a diesel-fired
                                             electric power generation
                                             facility in Salalah, Oman,
                                             which is expected to
                                             qualify upon completion as
                                             an EWG.

                              (ix) ECI International Development, Inc.
                                   (ECI-ID), a Delaware corporation
                                   formed in 1995, has its principal
                                   office at 1200 East Ridgewood Avenue,
                                   Ridgewood, New Jersey 07450.

               (g)  CEA International Services, Inc. (CEA-ISI), a
                    Delaware corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA-ISI provides management, operations and maintenance personnel to some of the international subsidiaries of CEA USA.

                  (h) CEA Kennedy Operators, Inc. (CEA KO), a New York corporation, has its principal executive offices at Building No. 49, JFK International Airport, Jamaica, New York 11430. CEA KO provides operation and maintenance services to the central heating and refrigeration plant at John F. Kennedy International Airport in Jamaica, New York (JFK) and provides operation and maintenance services to a natural gas-fired cogeneration facility at JFK (see CEA KIA, Inc. (CEA K) below).

                  (i) CEA K, a New York corporation, has its principal executive offices at c/o KIAC Partners, JFK International Airport, Trailer Complex at the Central Heating Plant, Jamaica, New York, 11430. CEA K is a general partner in KIAC Partners (50% partnership interest) which owns a natural gas-fired cogeneration Qualifying Facility constructed by a partnership, EnergyPro Construction Partners in which CEA K is a 50% general partner at JFK.

                  (j) CEA Leasing, Inc. (formerly CEA Grant Town, Inc.), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450 and is a general partner (50% partnership interest) in National Energy Leasing Partners, a partnership that has entered into lease transactions with respect to certain of the equipment installed at the Hanford cogeneration facility of Hanford, L.P. and the five Contra Costa County, California small power production facilities of GWFLP (see above).

                  (k) CEA Mexico, Inc., a Delaware corporation with principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, is currently inactive.

                  (l) CEA Mount Carmel, Inc. (formerly CEA Williamsburg, Inc.), a New Jersey corporation, which has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, is a limited partner in UAE Coal Corp Associates (58.8% partnership interest), which owns and operates an anthracite coal mine in Mount Carmel, Pennsylvania and is a limited partner (49.5% partnership interest) in a hydro-electric Qualifying Facility in Saltsburg, Pennsylvania.

                  (m) CEA New Hampshire Incorporated (CEA NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. CEA NH is a co-managing general partner in Bridgewater Power Company, L.P. (40% partnership interest), which owns a biomass-fired small power production Qualifying Facility in Bridgewater, New Hampshire.

                  (n) CEA Project Services, Inc. (CEA PRO), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA PRO provides engineering, procurement, construction and management services and has entered into a partnership agreement (50% partnership interest) under which it operates and maintains a biomass-fired small power production facility in Tracy, California in which CEA Tracy, Inc. (see below) has an ownership interest.

                  (o) CEMAS Corporation (CEMAS), a Delaware corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEMAS owns directly and indirectly a 21.74% stockholder interest in Inversora de San Nicolas (ISN).

                       (i) AES San Nicolas, Inc. (ASNI), a Delaware corporation, has its principal office at 1001 N. 19th Street, Arlington, Virginia 22209 and is owned 7.51% by CEMAS (however, CEMAS is the beneficial owner of only 4.95% of the ISN shares owned by ASNI). ASNI owns 62.74% of ISN.

                       (ii) ISN, an Argentine corporation, has its principal
                            executive offices at Cerrito 1294, Piso 3,
                            (1062), Buenos Aires (Capital Federal),
                            Argentina.  ISN owns an 88% controlling
                            stockholder interest in Central Termica San
                            Nicolas, S.A. (CTSN) which owns a coal-fired power station in San Nicolas, Argentina, which is an EWG.

                  (p) CEA Stony Brook, Inc., a New York corporation, with its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, is a general partner (50% partnership interest) in Nissequoque Cogen partners which owns a natural gas-fired cogeneration facility in Stony Brook, New York, which is a Qualifying Facility.

                  (q) CEA Stony Brook Operators, Inc. (CEA SBO), a New York corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA SBO provides operation and maintenance services to a natural gas-fired congeneration facility in Stony Brook, New York (see CEA Stony Brook, Inc. above).

                  (r) CEA Tracy, Inc., a New Jersey corporation with its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, is a co-managing general partner in Thermal Energy Development Partnership, L.P. (34.5% partnership interest) which owns a small biomass-fired power production Qualifying Facility in Tracy, California.

                  (s) Deblois Investments, Inc. (formerly CEA Down East Peat, Inc.), a New Jersey corporation, with its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450 is currently inactive.

                  (t) GWF PSC, a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF PSC holds a 50% indirect interest in the revenues (but does not share in operating or other costs) derived from the (1) capacity payments related to 11.3 MW of incremental capacity and (2) net dispatch payment received by the owner of a natural gas-fired cogeneration Qualifying Facility in Newhall, California. GWF PSC is an indirect 50%- owned subsidiary of CEA USA. GWF PSC has the following two direct wholly-owned subsidiaries:

                       (i) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF Bay is managing general partner of GWFLP (2% partnership interest) whose operations are described above. GWF Bay is an indirect 50%-owned subsidiary of CEA USA.

                       (ii) GWF Hanford, Inc. (GWF HI), a California
                            corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF HI is managing general partner of HLP (2% partnership interest) whose operations are described above. GWF HI is an indirect 50%-owned subsidiary of CEA USA.

        D. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate development and investment business. EGDC has investments in ten commercial office real estate properties (two of which are developed) in several states, both directly and in joint ventures in which it has a 50% or greater interest. As of December 31, 1995, EGDC comprised 1% of Enterprise's assets. EGDC's 1995 revenues were 0.2% of Enterprise's revenues. EGDC is a wholly-owned subsidiary of EDHI. EGDC has 9 direct wholly-owned subsidiaries described below:

                            1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Concourse is developing an office building in Jacksonville, Florida and is a 75% general partner in Concourse at Maitland Associates, a partnership which is developing an office complex in Orange County, Florida.

                             2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates, a partnership which is developing an office complex in Fairfax, Virginia.

                             3. EGDC - State Street I Incorporated (State Street I), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. State Street I is an 80% joint venture partner in State Street Square Urban Renewal Partners-I, a partnership which owns an office building in Trenton, New Jersey.

                             4. EGDC - State Street II Incorporated (State Street II), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. State Street II is an 80% joint venture partner in State Street Square Urban Renewal Partners-II, a partnership which is developing a phase of an office complex in Trenton, New Jersey.

                            5. EGDC - State Street III Incorporated (State Street III), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. State Street III is an 80% joint venture partner in State Street Square Partners-III, a partnership which is developing a phase of an office complex in Trenton, New Jersey.

                            6. EGDC - NSB Incorporated (NSB), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. NSB is an 80% joint venture partner in State Street Square NSB Partners, a partnership which owns an office building in Trenton, New Jersey.

                            7. EGDC - 36 West Incorporated (36 West), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. 36 West is an 80% joint venture partner in State Street Square 36 West Partners, a partnership which owns an office building in Trenton, New Jersey.

                            8.   EGDC - Largo Incorporated (Largo), a
                                 Maryland corporation, has its principal
                                 executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Largo is a 50% joint venture partner in a partnership which is developing an office complex in Largo, Maryland. (See EGDC - Largo Management Incorporated below.)

                            9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Largo Management is a 50% joint venture partner in a partnership which is developing an office complex in Largo, Maryland. (See EGDC - Largo Incorporated above.)

        E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Capital is a wholly-owned finance subsidiary of EDHI which has provided up to $750 million of privately-placed debt financing for EDHI and its direct and indirect subsidiaries on the basis of a minimum net worth maintenance agreement with Enterprise. In 1993, Enterprise agreed with the BPU to make a good-faith effort to eliminate such Enterprise support within six to ten years. Intercompany borrowing rates are established with reference to Capital's cost of funds. Effective January 31, 1995, Capital will not have more than $650 million of debt outstanding at any time. Capital's assets consist principally of demand notes of EDC, CEA, PSRC and EGDC. As of December 31, 1995, Capital had outstanding $477.5 million of its long-term debt.

        F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Funding, a wholly-owned subsidiary of EDHI, provides financing for EDHI's businesses (excluding EGDC), borrowing on their behalf, as well as investing their short-term funds. Short-term investments are made only if the funds cannot be employed in intercompany loans. Intercompany borrowing rates are established with reference to Funding's cost of funds. Funding is providing both long and short-term capital for the nonutility businesses other than EGDC on the basis of an unconditional guaranty from EDHI, but without direct support from Enterprise. As of December 31, 1995, Funding's assets consisted principally of demand notes of EDC, CEA and PSRC and their subsidiaries, all of which are pledged to Funding's lenders and which aggregated $495 million.

     2. A brief description of the properties of Enterprise and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Enterprise and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

                  Enterprise owns no property used in the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

                  Enterprise's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. A description of the properties of PSE&G used for the generation, transmission, and distribution of electric energy for sale, and for the production, transmission, and distribution of natural gas, which are located predominantly in New Jersey, follows:

  Electric Properties

     As of December 31, 1995, PSE&G's share of installed generating capacity was
10,400 MW, as shown in the following table:
                                             INSTALLED                           NET
                                             MEGAWATT    PRINCIPAL     HEAT   GENERATION    CAPACITY
             NAME AND LOCATION               CAPACITY    FUEL USED     RATE   (000 MWH)     FACTOR(a)
-------------------------------------------- ---------   ---------    ------  ---------     ---------
Fossil
Burlington, Burlington, NJ .................    180      Oil          17,742        30          1.9
Conemaugh, New Florence, PA - 22.50%(b)(c)..    382      Coal          9,380     2,650         79.2
Hudson, Jersey City, NJ ....................    983      Coal         11,351     1,861         21.6
Kearny, Kearny, NJ .........................    292      Oil          16,221        46          1.8
Keystone, Shelocta, PA - 22.84%(b)(c).......    388      Coal          9,635     2,643         77.8
Linden, Linden, NJ .........................    415      Oil          18,007       117          3.2
Mercer, Hamilton, NJ .......................    642      Coal         10,279     2,087         37.1
Sewaren, Woodbridge Twp., NJ ...............    453      Gas          13,808       360          9.1
                                             -------                  ------  ---------     ---------
     Total Fossil...........................  3,735                   10,343     9,794         29.9
                                             -------                  ------  ---------     ---------
Nuclear (Capacity factor calculated in
  accordance with industries maximum
  dependable capability standards)
Hope Creek, Lower Alloways Creek, NJ
  95%(b)(c).................................    979      Nuclear      10,801     6,694         78.9
Peach Bottom, Peach Bottom, PA - 42.49%(b)..    930      Nuclear      10,809     6,976         93.3
Salem, Lower Alloways Creek, NJ
  42.59%(b).................................    942      Nuclear      11,088     1,923         23.4
                                             -------                  ------  ---------     ---------
     Total Nuclear(b)(c)....................  2,851                   10,843    15,593         62.9
                                             -------                  ------  ---------     ---------

Combined Cycle
Bergen, Ridgefield, NJ.....................     650      Gas           8,034     1,533         26.9
Burlington, Burlington, NJ.................     240      Gas           9,255       513         23.5
                                             -------                  ------  ---------     ---------
     Total Combined Cycle..................     890                    8,340     2,046         26.5
                                             -------                  ------  ---------     ---------
Combustion Turbine
Bayonne, Bayonne, NJ........................     42      Oil          35,297       0.4          0.1
Bergen, Ridgefield, NJ .....................     21      Oil         111,665       0.8          0.1
Burlington, Burlington, NJ..................    389      Gas          18,937       7.1          0.2
Edison, Edison Township, NJ ................    504      Gas          16,532       8.5          0.2
Essex, Newark, NJ ..........................    617      Gas          13,270     279.1          5.2
Hudson, Jersey City, NJ ....................    129      Oil          68,666       0.6           -
Kearny, Kearny, NJ .........................    504      Oil          18,352       1.7          0.4
Linden, Linden, NJ .........................    223      Oil          12,635     135.0          3.7
Mercer, Hamilton, NJ .......................    129      Oil          72,912       0.4           -
National Park, National Park, NJ ...........     21      Oil               0       0.0           -
Salem, Lower Alloways Creek, NJ
  42.59%(b).................................     16      Oil          25,189       0.3          0.1
Sewaren, Woodbridge Township, NJ ...........    129      Oil          45,613       0.8           -
                                             -------                  ------  ---------     ---------
     Total Combustion Turbine...............  2,724                   13,761     434.7         10.4
                                             -------                  ------  ---------     ---------
Diesel
Conemaugh, New Florence, PA - 22.50%(b).....      3      Oil          10,101       2.1          0.1
Keystone, Shelocta, PA - 22.84%(b)..........      2      Oil          10,448       5.5          3.1
                                             -------                  ------  ---------     ---------
     Total Diesel...........................      5                   10,354       7.6          1.7
                                             -------                  ------  ---------     ---------
Pumped Storage
Yards Creek, Blairstown, NJ - 50%(b)(c).....    195                     -          227         13.3
                                             -------                  ------  ---------     ---------
     Total PSE&G............................ 10,400(d)                10,531    28,102(e)      30.8
                                             =======                  ======  =========     =========

(a) Net generation divided by the product of weighted average generating capacity times total hours.

(b) PSE&G's share of jointly owned facility.

(c) Excludes energy for pumping and synchronous condensers.

(d) Excludes 664 MW of nonutility generation and 200 MW of capacity sales to General Public Utilities
Corporation.

(e) Excludes 5,136 MWH of NUGs.

     As of December 31, 1995, PSE&G owned 41 switching stations with an aggregate installed capacity of 31,591,000 kilovolt-amperes, and 222 substations with an aggregate installed capacity of 7,313,000 kilovolt-amperes. In addition, 6 substations having an aggregate installed capacity of 139,250 kilovolt-amperes were operated on leased property. All of these facilities are located in New Jersey. Also on that date, PSE&G owned generating facilities in New Jersey and Pennsylvania as indicated in the table above.

     As of December 31, 1995, PSE&G's transmission and distribution system included 151,449 circuit miles, of which 36,007 miles were underground, and 789,106 poles, of which 534,106 poles were jointly owned. Approximately 99% of this property is located in New Jersey. In addition, as of December 31, 1995, PSE&G owned 4 electric distribution headquarters and five subheadquarters in four operating divisions all located in New Jersey.

  Gas Properties

     As of December 31, 1995, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 297,300 Mcf. on an equivalent basis of 1,000 Btu/cubic foot) as shown in the following table:

                                                         Daily Capacity
        Plant                            Location           (Therms)
--------------------------------    ------------------   --------------
Burlington LNG..................    Burlington, N.J.          773,000
Camden LPG......................    Camden, N.J.              280,000
Central LPG.....................    Edison Twp., N.J.         960,000
Harrison LPG....................    Harrison, N.J.            960,000
                                                            ---------
Total...........................                            2,973,000
                                                            =========

     As of December 31, 1995, PSE&G owned and operated approximately 15,467 miles of gas mains, owned 12 gas distribution headquarters and one subheadquarters and leased one other subheadquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, portions of the metering and regulating facilities were owned by pipeline companies.

     3. The following information is for the last calendar year with respect to Enterprise and its subsidiary public utility company:

                  (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                  Enterprise     -    None

                  PSE&G          -    40,283,045 Mwh. (retail and wholesale)

                  PSE&G          -    373,840,460 Mcf. (1995 basis of 1,033
                                      BTU/cubic foot)

                  (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

               Enterprise  -  None

               PSE&G       -  None

                  (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                  Enterprise     -    None

                  PSE&G          -    1,047,996 Mwh. interchanged

                  PSE&G          -    40,911,819 Mcf. total off-system sales
                                      (including off-system sales at N.J.
                                      City-Gate)

                  (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                  Enterprise     -    None

                  PSE&G          -    11,327,638 Mwh. purchased

                  PSE&G          -    239,804,106 Mcf. received through
                                      sales and transportation agreements
                                      with interstate pipelines having
                                      delivery points within the State.

     4. The following information for the reporting period with respect to Enterprise and each interest it holds directly or indirectly in an EWG or a FUCO, stating monetary amounts in United States dollars:

                       (a) Name, location, business address and description of the facilities used by the EWG or FUCO for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

                            (i)  CTSN, an Argentine corporation, has its
                                 principal executive offices at Cerrito
                                 1294, Piso 3, (1062), Buenos Aires (Capital
                                 Federal), Argentina.  CTSN owns and
                                 operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas, Argentina. CTSN is an indirect 19.13% - owned subsidiary of CEMAS.

                            (ii) Jingyuan has its principal executive
                                 offices at No. 306 East Xijin Road, Lanzhou
                                 City, Gansu Province, People's Republic of
                                 China.  Jingyuan is to construct and
                                 operate the coal fired electric power
                                 generating facility in Lanzhou City,
                                 People's Republic of China.  Jingyuan is a
                                 15% - owned subsidiary of CEA China.

                           (iii) TGM, a Venezuela company, has its principal
                                 offices located at Avenida Francisco de
                                 Miranda, Piso 12, Torre Country Club,
                                 Chacaito, Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of TGV. TGV is a direct 50% owned subsidiary of CEA Americas, Ltd.

                       (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                            See Exhibit C attached hereto.

                       (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG of foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                            (i)  CTSN
                                 As of 12/31/95, Enterprise has an indirect aggregate capital investment in CTSN of US $30,046,986, of which US $13,834,610 is equity and US $16,212,376 is debt
                                 (including interest). In addition, CEA has provided a counter guaranty in the amount of $647,302 for a bank guaranty related to a CTSN coal purchase contract.

                            (ii) Jingyuan
                                 As of 12/31/95, Enterprise has an indirect aggregate capital investment in Jingyuan of U.S. $12,318,272, which is all equity. CEA has committed to fund up to a total of $130 million in Jingyuan pursuant to the joint venture contract governing Jingyuan.

                           (iii) TGM
                                 As of 12/31/95, Enterprise has an indirect capital investment in TGM of US $2,117,552, which is equity. Enterprise and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

          (d) Capitalization and earnings of the EWG or FUCO during the reporting period.


                              (i) CTSN
                                  ----
                                                 $ U.S.
                                               ------------
Assets
     Current Assets ..........................  $ 43,722,290
     Non-current Assets ......................   150,338,800
                                              ------------
Total Assets ...............................  $194,061,090
                                              ============
Liabilities
     Current Liabilities .....................  $ 44,783,060
     Non-current liabilities .................    75,267,891
                                              ------------

Total Liabilities ..........................   120,050,951

Equity .....................................    74,010,139
                                              ------------
Total ......................................  $194,061,090
                                              ============

     Net Income for Year-Ended 12/31/95    U.S. $   108,552
                                              ============

                              (ii) JINGYUAN
                                  --------
                                         Exchange
                              RMB          Rate         $ U.S.
                            --------     ---------    ------------
Assets
  Current Assets ......... 282,612,068      0.12      $ 33,913,448
  Non-current Assets .....   1,190,457      0.12           142,855
                           -----------    ------      ------------
Total Assets ............. 283,802,525      0.12      $ 34,056,303
                           ===========    ======      ============
Liabilities
  Current Liabilities ....   1,198,784      0.12      $    143,854
  Non-current liabilities.      --          0.12            --
                           -----------    ------      ------------

Total Liabilities ........   1,198,784      0.12           143,854

Equity ................... 282,603,741      --          33,912,449
                           -----------    ------      ------------
Total .................... 283,802,525      --        $ 34,056,303
                           ===========    ======      ============

Net Income for Year-Ended 12/31/95                     U.S. $ 0
                                                    ============

          (iii)                    TGM
                               -------
                                                 $ U.S.
                                              ------------
Assets
     Current Assets ..........................  $  2,850,090
     Non-current Assets ......................     4,092,875
                                              ------------
Total Assets ...............................  $  6,942,965
                                              ============
Liabilities
     Current Liabilities .....................  $  1,051,452
     Non-current liabilities .................       668,709
                                              ------------

Total Liabilities ..........................     1,720,161

Equity .....................................     5,222,804
                                              ------------
Total ......................................  $  6,942,965
                                              ============
     Net Income for Year-Ended 12/31/95    U.S. $  3,801,892
                                              ============

          (e) Identify any service, sales or construction contract(s) between the EWG or FUCO and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

               (i)  CTSN
                    CEA International Services, Inc. (CEAIS) (See Item II(c)(2)(g) above) provided management, operations and maintenance personnel from time to time to CTSN on a fully allocated basis during 1995. Such costs invoiced (net of $42,545 costs paid by CTSN on behalf of CEIAS) by CEAIS to CTSN were U.S. $300,085 during 1995.

               (ii) Jingyuan
                    None.

              (iii) TGM
                    None.

                              EXHIBIT A
                              ---------

     A consolidating statement of income and surplus of Enterprise and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of Enterprise and its subsidiary companies as of the close of such calendar year.

     Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all Enterprise's direct and indirect subsidiaries. Direct and indirect subsidiaries of Enterprise that exceeded 2% of Enterprise's consolidated assets or consolidated revenues are PSE&G, EDHI, PRSC, RCMC and EDC and are included in Exhibit A and cross-referenced for additional information to Item I.


                              EXHIBIT B
                              ---------

                       Financial Data Schedule

     If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

     Exhibit B, attached to this report as Exhibit 27, in accordance with
     Item 601(c) of Regulation S-K, includes all financial and other data that are applicable to the registrant on a consolidated basis.


                              EXHIBIT C
                              ---------

An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

     See attached Exhibit C.

          The above-named Claimant (Enterprise) has caused this statement to be duly executed on its behalf by its authorized officer on this 29th day of February, 1996.


                    Public Service Enterprise Group Incorporated
                    --------------------------------------------
                                 (Name of Claimant)



                    By         PATRICIA A. RADO
                     ------------------------------------------
                                Patricia A. Rado
                         Vice President and Controller
                         (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


         E. J. BIGGINS, JR.
  --------------------------------
         E. J. Biggins, Jr.
         Corporate Secretary


     Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


         James T. Foran                   General Corporate Counsel
----------------------------------     --------------------------------
          (Name)                                   (Title)


     80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
     -----------------------------------------------------------------
                             (Address)

                                                                 EXHIBIT A

                                    PUBLIC SERVICE ENTERPRISE GROUP INC.
                                     CONSOLIDATING STATEMENT OF INCOME
                                    For the Year Ended December 31, 1995
                                    ------------------------------------
                                           (Thousands of Dollars)

                                                        INTERCOMPANY
                                             PSEG       ELIMINATIONS   PSE&G &        EDHI &
(SEE LEGEND BELOW)                          CONSOL.      & RECLASS.    SUBS. (A)     SUBS. (A)        PSEG
------------------                       ------------   -----------   -----------   -----------   -----------
OPERATING REVENUES
------------------
  Electric ............................. $  4,020,842   $    --       $ 4,020,842   $   --        $   --
  Gas ..................................    1,686,403        --         1,686,403       --            --
  Nonutility Activities ................      456,908        --           --            456,439           469
                                         ------------   -----------   -----------   -----------   -----------
    Total Operating Revenues ...........    6,164,153        --         5,707,245       456,439           469
                                         ------------   -----------   -----------   -----------   -----------
OPERATING EXPENSES
------------------
  Operation
    Fuel for Electric Generation and
      Net Interchanged Power ...........      891,782        --           891,782       --            --
  Gas Purchased and Materials for
      Gas Produced .....................      961,539        --           961,539       --            --
    Other ..............................    1,118,758        --           949,400       168,889           469
  Maintenance ..........................      312,610        --           312,610       --            --
  Depreciation and Amortization ........      674,231        --           591,114        83,117       --
  Taxes
    Federal Income Taxes ...............      353,997        --           321,433        32,564       --
    New Jersey Gross Receipts Taxes ....      612,961        --           612,961       --            --
    Other ..............................       80,565        --            70,904         9,661       --
                                         ------------   -----------   -----------   -----------   -----------
    Total Operating Expenses ...........    5,006,443        --         4,711,743       294,231           469
                                         ------------   -----------   -----------   -----------   -----------
OPERATING INCOME .......................    1,157,710        --           995,502       162,208       --
----------------                         ------------   -----------   -----------   -----------   -----------
OTHER INCOME
------------
  Allowance for Funds Used During
    Construction - Equity ..............        5,324        --             5,324       --            --
  Equity in Earnings of Subsidiary
    Companies ..........................         --        (662,323)       --           --            662,323
  Miscellaneous - net ..................        8,041        --             7,728           313       --
                                         ------------   -----------   -----------   -----------   -----------
     Total Other Income ................       13,365      (662,323)       13,052           313       662,323
                                         ------------   -----------   -----------   -----------   -----------
INCOME BEFORE INTEREST CHARGES AND
 DIVIDENDS ON PREFERRED STOCK ..........    1,171,075      (662,323)    1,008,554       162,521       662,323
                                         ------------   -----------   -----------   -----------   -----------
INTEREST CHARGES
----------------
  Long-Term Debt .......................      434,066        --           357,584        76,482       --
  Short-Term Debt ......................       32,822        --            20,740        12,082       --
  Other ................................       29,172        --            28,545           627       --
                                         ------------   -----------   -----------   -----------   -----------
    Total Interest Charges .............      496,060        --           406,869        89,191       --
  Allowance for Funds Used During
   Construction - Debt and
    Capitalized Interest ...............      (37,208)       --           (30,943)       (6,265)      --
                                         ------------   -----------   -----------   -----------   -----------
    Net Interest Charges ...............      458,852        --           375,926        82,926       --
                                         ------------   -----------   -----------   -----------   -----------
  Preferred Securities Dividend
    Requirements .......................       49,426        --            49,426       --            --
 Preferred Stock Redemption Premium.....          474        --               474       --            --
                                         ------------   -----------   -----------   -----------   -----------
      NET INCOME ....................... $    662,323   $  (662,323)  $   582,728   $    79,595   $   662,323
                                         ============   ===========   ===========   ===========   ===========
SHARES OF COMMON STOCK OUTSTANDING
  End of Year .......................... 244,697,930
  Average for Year ..................... 244,697,930

EARNINGS PER AVERAGE SHARE OF COMMON STOCK     $2.71
                                               =====
DIVIDENDS PAID PER SHARE
  OF COMMON STOCK ......................       $2.16
                                               =====

(A) Exceeds 2% of Enterprise's consolidated operating revenues.  For additional information see Item I.

PSEG  -  Public Service Enterprise Group Incorporated
PSE&G -  Public Service Electric and Gas Company
EDHI  - Enterprise Diversified Holdings Incorporated

                              PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                    FOR THE YEAR ENDED DECEMBER 31, 1995
                              --------------------------------------------
                                         (Thousands of Dollars)

                                                        INTERCOMPANY
                                              PSEG      ELIMINATIONS    PSE&G &      EDHI &
                                             CONSOL.    & RECLASS.      SUBS.(A)     SUBS.(A)       PSEG
                                           -----------  ------------  -----------  -----------  -----------
BALANCE JANUARY 1, 1995 .................. $ 1,510,010  $(1,280,173)  $ 1,292,201  $  (12,028)  $ 1,510,010

ADD
  Net Income .............................     662,323     (696,559)      616,964      79,595       662,323
                                           -----------  -----------   -----------  ----------   -----------
      Total ..............................   2,172,333   (1,976,732)    1,909,165      67,567     2,172,333
                                           -----------  -----------   -----------   ---------   -----------
Additional Paid in Capital


DEDUCT
  Cash Dividends on Common Stock .........     528,548     (528,800)      502,200      26,600       528,548
  Cash Dividends on Preferred Stock ......       --         (33,762)       33,762       --            --
  Adjustment to Retained Earnings.........       --            (474)          474
                                           -----------  -----------   -----------   ---------   -----------
      Total Deductions ...................     528,548     (563,036)      536,436      26,600       528,548
                                           -----------  -----------   -----------  ----------   -----------

BALANCE DECEMBER 31, 1995 ................ $ 1,643,785  $(1,413,696)  $ 1,372,729   $  40,967    $1,643,785
                                           ===========  ===========   ===========   =========   ===========

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information see Item I.


                                   PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                                            CONSOLIDATING BALANCE SHEET
                                                 DECEMBER 31, 1995
                                        ------------------------------------
                                               (Thousands of Dollars)
                                                        INTERCOMPANY
                                              PSEG      ELIMINATIONS    PSE&G &      EDHI &
                                             CONSOL.    & RECLASS.      SUBS.(A)     SUBS.(A)       PSEG
                                           -----------  ------------  -----------  -----------  -----------
ASSETS
------
UTILITY PLANT - Original Cost
-----------------------------
  Electric ............................... $13,095,103  $    --       $13,095,103  $    --      $     --
  Gas ....................................   2,442,572       --         2,442,572       --            --
  Common .................................     517,104       --           517,104       --            --
                                           -----------  -----------   -----------  -----------  -----------
  Total ..................................  16,054,779       --        16,054,779       --            --
  Less Accumulated Depreciation
    and Amortization .....................   5,440,414       --         5,440,414       --            --
                                           -----------  -----------   -----------  -----------  -----------
  Net ....................................  10,614,365       --        10,614,365       --            --
  Nuclear Fuel in Service, net of
    accumulated amortization of $297,435 .     180,018       --           180,018       --            --
                                           -----------  -----------   -----------  -----------  -----------
  Net Utility Plant in Service ...........  10,794,383       --        10,794,383       --            --
  Construction Work in Progress...........     369,082       --           369,082       --            --
  Plant Held for Future Use ..............      23,966       --            23,966       --            --
                                           -----------  -----------   -----------  -----------  -----------
    Net Utility Plant ....................  11,187,431       --        11,187,431       --            --
                                           -----------  -----------   -----------  -----------  -----------
INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
  Long-Term Investments, net of
    amortization  - $7,213 and of
    valuation allowances - $21,302 .......   1,822,160   (5,426,470)       119,474    1,688,894    5,440,262
  Oil and Gas Property, Plant and
    Equipment, net of accumulated
    depreciation and amortization
    of $786,736 ..........................     608,015       --            --          608,015        --
  Real Estate Property and Equipment,
    net of accumulated depreciation
    of $5,063 and valuation
    allowance of $8,228...................      75,558      (13,792)       --           89,350        --
  Other Plant, net of accumulated
    depreciation and amortization
    of $6,531 ............................      27,997       --            24,976        3,021        --
  Nuclear Decommissioning and Other
    Special Funds ........................     276,348       --           276,348       --            --
  Other Investments - net ................      55,974       (6,497)       --           62,471        --
                                           -----------  -----------   -----------  -----------  -----------
    Total Investments and Other
    Noncurrent Assets ....................   2,866,052   (5,446,759)      420,798    2,451,751    5,440,262
                                           -----------  -----------   -----------  -----------  -----------
CURRENT ASSETS
--------------
  Cash and Cash Equivalents ..............      76,233            1        32,373       17,760       26,099
  Accounts Receivable:
  Customer Accounts Receivable............     525,404       --           525,404       --            --
  Other Accounts Receivable...............     260,713       --           163,976       71,949        24,788
  Less: Allowance for doubtful accounts...      37,641       --            37,641       --            --
  Accounts Receivable - Associated
    Companies.............................       --         (17,368)       --            7,914        9,454
  Unbilled Revenues ......................     246,876       --           246,876       --            --
  Fuel ...................................     253,360       --           253,360       --            --
  Materials and Supplies, net of inventory
    valuation reserves - $20,100 .........     144,970       --           143,741        1,229        --
  Deferred Income Taxes ..................      27,571       --            27,571       --            --
  Other Special Funds.....................      62,631       --            37,130       25,501        --
                                           -----------  -----------   -----------  -----------  -----------
     Total Current Assets ................   1,560,117      (17,367)    1,392,790      124,353       60,341
                                           -----------  -----------   -----------  -----------  -----------
DEFERRED DEBITS
---------------
  Property Abandonments - net ............      70,120       --            70,120       --            --
  Oil and Gas Property Write-Down ........      36,078       --            36,078       --            --
  Unamortized Debt Expense ...............     123,833        1,784       122,049       --            --
  Deferred OPEB Costs.....................     167,189       --           167,189       --            --
  Unrecovered Environmental Costs ........     130,070       --           130,070       --            --
  Underrecovered Electric Energy and Gas
    Costs - net ..........................     170,565       --           170,565       --            --
  Unrecovered Plant and Regulatory Study
    Costs ................................      35,150       --            35,150       --            --
  Deferred Decontamination and
     Decommissioning Costs................      49,872       --            49,872       --            --
  Unrecovered SFAS 109 Deferred
    Income Taxes .........................     769,136       --           769,136       --            --
  Other ..................................       5,826           (1)        5,700       --              127
                                           -----------  -----------   -----------  -----------  -----------
    Total Deferred Debits ................   1,557,839        1,783     1,555,929       --              127
                                           -----------  -----------   -----------  -----------  -----------
    TOTAL ASSETS ......................... $17,171,439  $(5,462,343)  $14,556,948  $ 2,576,104  $ 5,500,730
                                           ===========  ===========   ===========  ===========  ===========
(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information, see Item I.

                                     PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                                            CONSOLIDATING BALANCE SHEET
                                                 DECEMBER 31, 1995
                                        ------------------------------------
                                                 (Thousands of Dollars)
                                                        INTERCOMPANY
                                              PSEG      ELIMINATIONS    PSE&G &      EDHI &
                                             CONSOL.    & RECLASS.      SUBS.(A)     SUBS.(A)       PSEG
                                           -----------  ------------  -----------  -----------  -----------
CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION
 Common Equity
   Common Stock .......................... $ 3,801,157  $(2,563,103)  $ 2,563,003  $       100  $ 3,801,157
   Contributed Capital ...................       --      (1,463,465)      594,395      869,070        --
   Retained Earnings .....................   1,643,785   (1,413,696)    1,372,729       40,967    1,643,785
                                           -----------  -----------   -----------  -----------  -----------
     Total Common Equity ................    5,444,942   (5,440,264)    4,530,127      910,137    5,444,942

 Subsidiaries' Securities and Obligations
  Preferred Stock:
    Without Mandatory Redemption .........     324,994       --           324,994       --            --
    With Mandatory Redemption ............     150,000       --           150,000       --            --
  Monthly Income Preferred Securities ....     210,000       --           210,000       --            --
  Long-Term Debt .........................   5,189,791       --         4,586,268      603,523        --
                                           -----------  -----------   -----------  -----------  -----------
     Total Capitalization ................  11,319,727   (5,440,264)    9,801,389    1,513,660    5,444,942
                                           -----------  -----------   -----------  -----------  -----------
OTHER LONG-TERM LIABILITIES
---------------------------
 Decontamination, Decommissioning and Low
   Level Radwaste Costs ..................      50,449       --            50,449       --            --
 Environmental Costs .....................      90,272       --            96,272       --            --
 Capital Lease Obligations ...............      53,111       --            53,111       --            --
                                           -----------  -----------   -----------  -----------  -----------
     Total Other Long-Term Liabilities ...     199,832       --           199,832       --            --
                                           -----------  -----------   -----------  -----------  -----------
CURRENT LIABILITIES
-------------------
  Long-Term Debt and Capital Lease Obligations
     due within one year .................      90,630       --             --          90,630        --
  Commercial Paper and Loans .............     849,567       --           567,316      282,251        --
  Book Overdrafts ........................      70,014       --            70,014       --            --
  Accounts Payable .......................     567,787          102       481,632       39,804       46,249
  Accounts Payable - Associated
    Companies ............................                  (17,468)        8,011          989        8,468
  N.J. Gross Receipts Taxes Accrued.......                  (32,767)       32,767
  Dividends Declared......................
  Other Taxes Accrued ....................      34,678      (63,044)       95,811        4,695       (2,784)
  Interest Accrued .......................     108,245       95,810          --          8,723        3,712
  Estimated Liability for Vacation Pay ...      17,089       --            17,089       --            --
  Customer Deposits ......................      32,785       --            32,785       --            --
  Liability for Injuries and Damages .....      38,141       --            38,141       --            --
  Miscellaneous Environmental
    Liabilities ..........................      16,954       --            16,954       --            --
  Other ..................................      95,907             1       50,751       45,060           95
                                           -----------  ------------  -----------  -----------  -----------
     Total Current Liabilities ...........   1,921,797       (17,366)   1,411,271      472,152       55,740
                                           -----------  ------------  -----------  -----------  -----------
DEFERRED CREDITS
----------------
  Accumulated Deferred Income Taxes.......   3,094,620       --         2,535,603      559,017        --
  Accumulated Deferred Investment Tax
    Credits ..............................     392,324       --           370,610       21,714        --
  Deferred OPEB Costs ....................     167,189       --           167,189       --            --
  Other ..................................      75,950        (4,713)      71,054        9,561           48
                                           -----------  ------------  -----------  ------------ -----------
     Total Deferred Credits ..............   3,730,083        (4,713)   3,144,456      590,292           48
                                           -----------  ------------  -----------  -----------  -----------
     TOTAL CAPITALIZATION AND
     LIABILITIES ......................... $17,171,439  $(5,462,343)  $14,556,948  $ 2,576,104  $ 5,500,730
                                           ===========  ===========   ===========  ===========  ===========

                                        PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                           CONSOLIDATING STATEMENT OF INCOME
                                          For the Year Ended December 31, 1995
                                        ---------------------------------------
                                                (Thousands of Dollars)
                                                       INTERCOMPANY
                                             PSE&G     ELIMINATIONS
(SEE LEGEND BELOW)                           CONSOL.    & RECLASS.    PSE&G (A)      PSCRC
------------------                         ----------- ------------  ----------   ----------
OPERATING REVENUES
------------------
  Electric ............................... $ 4,020,842  $    --       $ 4,005,060  $    15,782
  Gas ....................................   1,686,403       --         1,686,403
  Nonutility Activities...................      --          (38,172)      --            --
                                           -----------  -----------   -----------  -----------
      Total Operating Revenues ...........   5,707,245      (38,172)    5,691,463       15,782
                                           -----------  -----------   -----------  -----------
OPERATING EXPENSES
------------------
  Operation
    Fuel for Electric Generation and
      Net Interchanged Power .............     891,782       --           891,782       --
    Gas Purchased and Materials for
      Gas Produced .......................     961,539       --           961,539       --
    Other ................................     949,400         (367)      946,383        3,017
  Maintenance ............................     312,610       --           312,610       --
  Depreciation and Amortization ..........     591,114      (37,805)      579,513       11,601
  Taxes
    Federal Income Taxes .................     321,433       --           319,922        1,511
    New Jersey Gross Receipts Taxes ......     612,961       --           612,961       --
    Other ................................      70,904       --            70,477          427
                                           -----------  -----------   -----------  -----------
        Total Operating Expenses .........   4,711,743      (38,172)    4,695,187       16,556
                                           -----------  -----------   -----------  -----------
OPERATING INCOME .........................     995,502        --          996,276         (774)
----------------                           -----------  -----------   -----------  -----------
OTHER INCOME
------------
  Allowance for Funds Used During
    Construction - Equity ................       5,324       --             5,324       --
  Equity in Earnings of Subsidiary
    Companies ............................      --           (2,805)        2,805       --
  Miscellaneous - net ....................       7,728      (16,244)        4,439        3,579
                                           -----------  -----------   -----------  -----------
       Total Other Income ................      13,052      (19,049)       12,568        3,579
                                           -----------  -----------   -----------  -----------
INCOME BEFORE INTEREST CHARGES AND
DIVIDENDS ON PREFERRED STOCK .............   1,008,554      (19,049)    1,008,844        2,805
                                           -----------  -----------   -----------  -----------
INTEREST CHARGES
----------------
  Long-Term Debt .........................     357,584      (15,954)      373,538       --
  Short-Term Debt ........................      20,740       --            20,740       --
  Other ..................................      28,545       --            28,545       --
                                           -----------  -----------   -----------  -----------
    Total Interest Charges ...............     406,869      (15,954)      422,823       --
  Allowance for Funds Used During
    Construction - Debt and Capitalized
    Interest .............................     (30,943)      --           (30,943)      --
                                           -----------  -----------   -----------  -----------
    Net Interest Charges .................     375,926      (15,954)      391,880       --
                                           -----------  -----------   -----------  -----------
Monthly Income Preferred Securities
  Dividend Requirements ..................      15,664         (290)      --            --
                                           -----------  -----------   -----------  -----------

NET INCOME ...............................     616,964       (2,805)      616,964        2,805
  Preferred Stock Dividend Requirements ..      33,762       --            33,762       --
  Preferred Stock Redemption Premium .....         474       --               474
                                           -----------  -----------   -----------  -----------
EARNINGS AVAILABLE FOR PUBLIC SERVICE
ENTERPRISE GROUP INCORPORATED ............ $   582,728  $    (2,805)  $   582,728  $     2,805
                                           ===========  ===========   ===========  ===========

(A) Exceeds 2% of Enterprise's consolidated operating revenues.  For additional information see Item I.

PSE&G               -  Public Service Electric and Gas Company
PSCRC               -  Public Service Conservation Resources Corporation
SETI                -  Soil Extraction Technologies, Inc.
FUELCO              -  PSE&G Fuel Corporation
PSE&G CAPITAL, L.P. -  Public Service electric and Gas Capital, L.P.

                                        PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                           CONSOLIDATING STATEMENT OF INCOME
                                          For the Year Ended December 31, 1995
                                        ---------------------------------------
                                                (Thousands of Dollars)
                                                             PSE&G
                                                            CAPITAL
(SEE LEGEND BELOW)                            FUELCO         L.P.
------------------                         -----------   -----------
OPERATING REVENUES
------------------
  Electric ............................... $    --       $    --
  Gas ....................................      --            --
  Nonutility Activities...................      38,172        --
                                           -----------   -----------
      Total Operating Revenues ...........      38,172        --

OPERATING EXPENSES
------------------
  Operation
    Fuel for Electric Generation and
      Net Interchanged Power .............      --            --
    Gas Purchased and Materials for
      Gas Produced .......................      --            --
    Other ................................         367        --
  Maintenance ............................      --            --
  Depreciation and Amortization ..........      37,805        --
  Taxes
    Federal Income Taxes .................      --            --
    New Jersey Gross Receipts Taxes ......      --            --
    Other ................................      --            --
                                           -----------   -----------
        Total Operating Expenses .........      38,172        --

OPERATING INCOME .........................      --            --
----------------
OTHER INCOME
------------
  Allowance for Funds Used During
    Construction - Equity ................      --            --
  Equity in Earnings of Subsidiary
    Companies ............................      --            --
  Miscellaneous - net ....................      --            15,954
                                           -----------   -----------
       Total Other Income ................      --            15,954

INCOME BEFORE INTEREST CHARGES AND
DIVIDENDS ON PREFERRED STOCK .............      --            15,954
                                           -----------   -----------
INTEREST CHARGES
----------------
  Long-Term Debt .........................      --            --
  Short-Term Debt ........................      --            --
  Other ..................................      --            --

    Total Interest Charges ...............      --            --
  Allowance for Funds Used During
    Construction - Debt and Capitalized
    Interest .............................      --            --
                                           -----------   -----------
    Net Interest Charges .................      --            --
                                           -----------   -----------
Monthly Income Preferred Securities
  Dividend Requirements ..................      --            15,954
                                           -----------   -----------
NET INCOME ...............................      --            --
  Preferred Stock Dividend Requirements ..      --            --
                                           -----------   -----------
EARNINGS AVAILABLE FOR PUBLIC SERVICE
ENTERPRISE GROUP INCORPORATED ............      --            --
                                           ===========   ===========

(A) Exceeds 2% of Enterprise's consolidated operating revenues.  For additional information see Item I.

PSE&G               -  Public Service Electric and Gas Company
PSCRC               -  Public Service Conservation Resources Corporation
SETI                -  Soil Extraction Technologies, Inc.
FUELCO              -  PSE&G Fuel Corporation
PSE&G CAPITAL, L.P. -  Public Service electric and Gas Capital, L.P.

                                       PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 1995
                                    --------------------------------------------
                                                (Thousands of Dollars)
                                                  INTERCOMPANY
                                        PSE&G     ELIMINATIONS                                           FRANCIS
                                     CONSOL.(A) & RECLASS.       PSE&G        PSCRC        SETI          CORP.
                                   ----------- ------------   ----------   -----------  -----------  -----------
Balance - January 1, 1995......... $ 1,292,201  $   (41,103)  $ 1,292,201  $    40,676  $       361  $       66
Add:
   Net Income.....................     616,964       (2,805)      616,964        2,805       --          --
                                   -----------  -----------   -----------  -----------  -----------  -----------
Total ............................   1,909,165      (43,909)    1,909,165       43,482       -- 361          66
                                   -----------  -----------   -----------  -----------  -----------  -----------
Additional Paid in Capital........      --           (1,225)       --             (147)      --            1,372
                                   -----------  -----------   -----------  -----------  -----------  -----------
Deduct:
  Cash Dividends on Common Stock..     502,200        --          502,200       --           --          --
  Cash Dividends on Preferred Stock.    33,762        --           33,762       --           --          --
  Adjustment to Retained Earnings..        474                        474
                                   -----------  -----------   -----------  -----------  -----------  -----------
   Total Deductions................    536,436        --          536,436       --           --          --
                                   -----------  -----------   -----------  -----------  -----------  -----------
Balance - December 31, 1995....... $ 1,372,729  $   (45,134)  $ 1,372,729  $    43,335  $       361  $    1,438
                                   ===========  ===========   ===========  ===========  ===========  ===========


(A) Exceeds 2% of Enterprise's consolidated operating revenues.  For additional information see
Item I.


                                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                          CONSOLIDATING BALANCE SHEET
                                               DECEMBER 31, 1995
                                    ---------------------------------------
                                            (Thousands of Dollars)
                                              INTERCOMPANY                                SOIL
                                  PSE&G      ELIMINATIONS                  PSE&G       EXTRACTION
                                  CONSOL.     & RECLASS.       PSE&G     FUEL CORP.   TECHNOLOGIES
                                -----------  ------------   ----------   ----------   ------------
ASSETS
------
UTILITY PLANT - Original Cost
-----------------------------
  Electric......................  $13,095,103  $   --        $13,095,103  $   --       $   --
  Gas...........................    2,442,572      --          2,442,572      --           --
  Common........................      517,104      --            517,104      --           --
                                  -----------  ------------  -----------  ----------   ----------
      Total.....................   16,054,779      --         16,054,779      --           --
  Less Accumulated Depreciation
    and Amortization............    5,440,414      --          5,440,414      --           --
                                   -----------  ------------  -----------  ----------   ----------
  Net...........................   10,614,365      --         10,614,365      --           --
  Nuclear Fuel in Service,
    net of accumulated
    amortization of $297,435....      180,018      --             96,004      84,014       --
                                   ----------  ------------  -----------  ----------   ----------
  Net Utility Plant in Service     10,794,383      --         10,710,369      84,014       --
  Construction Work in Progress       369,082      --            368,639         443       --
  Plant Held for Future Use.....       23,966      --             23,966      --           --
                                   -----------  ------------  -----------  ----------   ----------
  Net Utility Plant.............    11,187,431     --          11,102,974     84,457       --
                                   -----------  ------------  -----------  ----------   ----------
INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
  Other Investments, net of
    amortization of $6,009......       119,474       (51,654)      78,854      --           --
  Other Plant - net of Accumulated
    Depreciation and Amortization
    of $1,905...................        24,976       --            24,668      --           --
  Nuclear Decommissioning and
    Other Special Funds.........       276,348       --           276,348      --           --
                                    ----------  ------------  -----------  ----------   ----------
Total Investments and Other
  Noncurrent Assets.............       420,798       (51,654)     379,870      --           --
                                    ----------  ------------  -----------  ----------   ----------
CURRENT ASSETS
--------------
  Cash and Cash Equivalents.....        32,373       --            30,936          3        --
  Accounts Receivable
     Customer Accounts Receivable      525,404       --           525,404      --           --
     Other Accounts Receivable         163,976       --           147,678      --           --
  Notes Receivable-Associated
    Companies...................                    (216,495)
  Less Allowance for doubtful accounts  37,641       --            37,641      2,820          401
  Accounts Receivable - Associated
    Companies ...................         --          (3,291)      --          --           --
  Unbilled Revenues .............      246,876       --           246,876      --           --
  Fuel ..........................      253,360       --           253,360      --           --
  Materials and Supplies, net of
    inventory valuation reserve -
    $20,100......................      143,741       --           143,741      --           --
  Deferred Income Taxes..........       27,571       --            27,571      --           --
  Miscellaneous Current Assets...       37,130       --            35,958        426        --
                                    ----------  ------------  -----------  ----------   ----------
    Total Current Assets.........    1,392,790      (219,786)   1,373,883      3,249          401
                                   -----------  ------------  -----------  ----------   ----------
DEFERRED DEBITS
---------------
  Property Abandonments - net.....      70,120       --            70,120      --           --
  Oil and Gas Property Write-Down.      36,078       --            36,078      --           --
  Unamortized Debt Expense........     122,049       --           115,236      --           --
  Deferred OPEB Costs.............     167,189       --           167,189      --           --
  Unrecovered Environmental Costs.     130,070       --           126,350      --           --
  Underrecovered Electric Energy
    and Gas Costs - net ..........     170,565       --           170,565      --           --
  Unrecovered Plant and Regulatory
    Study Costs ..................      35,150       --            35,150      --           --
  Deferred Decontamination and
    Decommissioning Costs.........      49,872       --            49,872      --           --
  Unrecovered SFAS 109 Deferred
    Income Taxes .................     769,136       --           769,136      --           --
  Other ..........................       5,700             2        5,685      --           --
                                   -----------  ------------  -----------  ----------   ----------
    Total Deferred Debits ........   1,555,929             2    1,545,381      --           --
                                   -----------  ------------  -----------  ----------   ----------
    TOTAL ASSETS ................  $14,556,948  $   (271,438) $14,402,108  $   87,706   $      401
                                   ===========  ============  ===========  ==========   ==========

                                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                          CONSOLIDATING BALANCE SHEET
                                               DECEMBER 31, 1995
                                    ---------------------------------------
                                            (Thousands of Dollars)
                                                                     PUBLIC SERVICE   PUBLIC SERVICE
                                        NEW JERSEY                   CONSERVATION     CORPORATION
                                        PROPERTIES    THE FRANCIS    RESOURCES           OF                    PSE&G
                                        INC.         CORPORATION     CORPORATION      NEW JERSEY            CAPITAL, L.P.
                                      ------------   -----------   --------------   ---------------         -------------
ASSETS
------
UTILITY PLANT - Original Cost
-----------------------------
  Electric............................     $    --       $     --       $   --          $   --            $   --
  Gas.................................          --             --           --              --                --
  Common..............................          --             --           --              --                --
                                           -------   ------------  -----------      ----------        ----------
      Total...........................          --             --           --              --                --
  Less Accumulated Depreciation
    and Amortization..................          --             --           --              --                --
                                           -------   ------------  -----------      ----------        ----------
  Net.................................          --             --           --              --                --
  Nuclear Fuel in Service, net of
    accumulated amortization of
    $297,435..........................          --             --           --              --                --
                                           -------   ------------  -----------      ----------        ----------
  Net Utility Plant in Service........          --             --           --              --                --
  Construction Work in Progress,
    including Nuclear Fuel in Process.          --             --           --              --                --
  Plant Held for Future Use...........          --             --           --              --                --
                                           -------   ------------  -----------      ----------        ----------
  Net Utility Plant...................          --             --           --              --                --
                                           -------   ------------  -----------      ----------        ----------
INVESTMENTS AND OTHER NONCURRENT ASSETS
---------------------------------------
  Other Investments...................          --          1,438       90,836              --                --
  Other Plant - net of Accumulated
    Depreciation and Amortization
    of $1,905.........................          --             --          308              --                --
  Nuclear Decommissioning and
    Other Special Funds...............          --             --           --              --                --
                                           -------   ------------  -----------      ----------        ----------
  Total Investments and
    Other Properties..................          --          1,438       91,144              --                --
                                           -------   ------------  -----------      ----------        ----------
CURRENT ASSETS
--------------
  Cash and Cash Equivalents..........           --              1        1,432               1               --
  Customer Accounts Receivable.......           --             --           --              --               --
  Other Accounts Receivable...........          --             --       16,298              --               --
  Allowance for doubtful accounts ....          --             --           --              --               --
  Notes receivable - Associated
   Companies..........................          --             --           --              --          216,495
  Accounts Receivable - Associated
    Companies ........................          --             --           70              --               --
  Unbilled Revenues ..................          --             --           --              --               --
  Fuel ...............................          --             --           --              --               --
  Materials and Supplies, net of
    inventory valuation reserves -
    $20,100...........................          --             --            --             --               --
  Deferred Income Taxes...............          --             --            --             --               --
  Other...............................          --             --           746             --               --
                                       -----------   ------------    -----------      ----------      ----------
    Total Current Assets..............          --              1        18,546              1           216,495
                                       -----------   ------------    -----------      ----------      ----------
DEFERRED DEBITS
---------------
  Property Abandonments - net.........          --             --             --            --                --
  Oil and Gas Property Write-Down.....          --             --             --            --                --
  Unamortized Debt Expense............          --             --             --            --             6,813
  Deferred OPEB Costs.................          --             --             --            --                --
  Unrecovered Environmental Costs.....       3,720             --             --            --                --
  Underrecovered Electric Energy
    and Gas Costs - net...............          --             --             --            --                --
  Unrecovered Plant and Regulatory
    Study Costs.......................          --             --             --            --                --
  Deferred Decontamination and
    Decommissioning Costs.............          --             --             --            --                --
  Income Taxes-SFAS 109...............          --             --             --            --                --
  Other ..............................          --             --             --            13                --
                                       ------------  ------------     ----------    ----------        ----------
    Total Deferred Debits ............       3,720             --             --            13             6,813
                                       ------------  ------------     ----------    ----------        ----------
    TOTAL ASSETS .....................    $  3,720    $     1,439      $ 109,690     $      14         $ 223,308
                                       ===========   ============    ===========    ==========        ==========

                                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                          CONSOLIDATING BALANCE SHEET
                                               DECEMBER 31, 1995
                                    ---------------------------------------
                                            (Thousands of Dollars)

                                                        INTERCOMPANY                                 SOIL
                                             PSE&G      ELIMINATIONS               THE FRANCIS     EXTRACTION
                                             CONSOL.     & RECLASS.      PSE&G     CORPORATION    TECHNOLOGIES
                                           -----------  ------------  -----------  -----------    ------------
CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION
 Common Equity
   Common Stock .......................... $ 2,563,003  $       (24)  $ 2,563,003  $         1    $        10
   Contributed Capital ...................     594,395      (44,558)      594,395        1,438          3,130
   Retained Earnings .....................   1,372,729       (7,071)    1,372,729       --            (2,769)
                                           -----------  -----------   -----------  -----------    -----------
     Total Common Equity .................   4,530,127      (51,653)    4,530,127        1,439            371

 Subsidiaries' Securities and Obligations
   Preferred Stock
     Without Mandatory Redemption .......      324,994       --           324,994       --             --
     With Mandatory Redemption ..........      150,000       --           150,000       --             --
   Monthly Income Preferred Securities...      210,000       --              --         --             --
   Long-Term Debt .......................    4,586,268     (216,495)    4,802,763       --             --
                                           -----------  -----------   -----------  -----------    -----------
     Total Capitalization ...............    9,801,389     (268,148)    9,807,884        1,439         -- 371

OTHER LONG-TERM LIABILITIES
---------------------------
 Decontamination, Decommissioning
   And Low Level Radwaste Costs..........       50,449       --            50,449       --             --
 Unrecovered Environmental Costs.........       96,272       --            96,272       --             --
 Capital Lease Obligations...............       53,111       --            53,111       --             --
                                           -----------  -----------   -----------  -----------    -----------
     Total Long-Term Liabilities.........      199,832       --           199,832       --             --
                                           -----------  -----------   -----------  -----------    -----------
CURRENT LIABILITIES
-------------------
  Commercial Paper and Loans .............     567,316       --           449,475       --             --
  Book Overdrafts.........................      70,014       --            70,014       --             --
  Accounts Payable .......................     481,632       --           474,756       --             --
  Accounts Payable - Associated
    Companies ............................       8,011       (3,290)      (12,450)      --                106
  Other Taxes Accrued.....................      32,767       --            33,078       --             --
  Interest Accrued........................      95,811       --            95,811       --             --
  Estimated Liability for Vacation Pay....      17,089       --            17,089       --             --
  Customer Deposits.......................      32,785       --            32,785       --             --
  Liability for Injuries and Damages......      38,141       --            38,141       --             --
  Miscellaneous Environmental Liabilities.      16,954       --            16,954       --             --
  Other ..................................      50,751       --            45,385       --             --
                                           -----------  -----------   -----------  -----------    -----------
     Total Current Liabilities ...........   1,411,271     (3,290)      1,261,038       --                106
                                           -----------  -----------   -----------  -----------    -----------
DEFERRED CREDITS
----------------
  Accumulated Deferred Income Taxes......    2,535,603       --         2,535,679       --               (76)
  Accumulated Deferred Investment Tax
    Credits .............................      370,610       --           370,610       --             --
  Deferred Credit OPEB...................      167,189       --           167,189       --             --
  Other .................................       71,054       --            59,876       --             --
                                           -----------  -----------   -----------  -----------    -----------
     Total Deferred Credits .............    3,144,456       --         3,133,354       --               (76)
                                           -----------  -----------   -----------  -----------    -----------
     TOTAL CAPITALIZATION AND
     LIABILITIES ........................  $14,556,948  $  (271,438)  $14,402,108  $     1,439    $       401
                                           ===========  ===========   ===========  ===========    ===========

                                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                          CONSOLIDATING BALANCE SHEET
                                               DECEMBER 31, 1995
                                    ---------------------------------------
                                            (Thousands of Dollars)
                                                                  PUBLIC SERVICE
                                     NEW JERSEY    PSE&G          CONSERVATION    PUBLIC SERVICE
                                     PROPERTIES    FUEL             RESOURCES     CORPORATION OF   PSE&G
                                         INC.      CORPORATION    CORPORATION       NEW JERSEY     CAPITAL, L.P.
                                      -----------   ------------   -----------     --------------    -------------
CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION
 Common Equity
   Common Stock .................... $         1   $         1    $        10     $            1    $    --

   Contributed Capital .............        --          --             39,990           --               --
   Retained Earnings ...............        --          --              3,345           --                6,495
                                      -----------   -----------    -----------     --------------    -----------
     Total Common Equity ...........           1             1         43,345                  1          6,495

 Subsidiaries' Securities and
   Obligations Preferred Stock
   Without Mandatory Redemption .....         --          --              --              --               --
     With Mandatory Redemption ......         --          --              --              --               --
   Monthly Income Preferred Securities        --          --              --              --            210,000
   Long-Term Debt ...................         --          --              --              --               --
                                      -----------   -----------    -----------     --------------    -----------
     Total Capitalization ...........          1             1         43,345                  1        216,495

OTHER LONG-TERM LIABILITIES
---------------------------
 Decontamination, Decommissioning
   and Low Level Radwaste Costs......         --          --              --              --               --
 Unrecovered Environmental Costs.....         --          --              --              --               --
 Capital Lease Obligations...........         --          --              --              --               --
                                      -----------   -----------    -----------     --------------    -----------
     Total Other Long-Term Liabilities        --          --              --              --               --
                                      -----------   -----------    -----------     --------------    -----------
CURRENT LIABILITIES
-------------------
  Commercial Paper and Loans .........        --        87,705         30,136            --                --
  Book Overdrafts.....................        --          --              --             --                --
  Accounts Payable ...................        --          --            6,876            --                --
  Accounts Payable - Associated
    Companies ........................    3 ,719          --           13,100                 13          6,813
  Other Taxes Accrued.................        --          --             (311)            --               --
  Interest Accrued....................        --          --              --              --               --
  Estimated Liability for Vacation Pay        --          --              --              --               --
  Customer Deposits...................        --          --              --              --               --
  Liability for Injuries and Damages..        --          --              --              --               --
  Miscellaneous Environmental
    Liabilities.......................        --          --              --              --               --
  Other ..............................        --          --            5,366             --               --
                                      -----------   -----------    -----------      -------------    -----------
     Total Current Liabilities .......     3,719        87,705         55,167                 13          6,813
                                      -----------   -----------    -----------      -------------    -----------
DEFERRED CREDITS
----------------
  Accumulated Deferred Income Taxes...         --          --              --              --              --
  Accumulated Deferred Investment Tax
    Credits ..........................         --          --              --              --              --
  Deferred Credit OPEB................         --          --              --              --              --
  Other ..............................         --          --          11,178              --              --
                                      -----------   -----------    -----------      -------------    -----------
     Total Deferred Credits ..........         --          --          11,178              --              --
                                      -----------   -----------    -----------      -------------    -----------
     TOTAL CAPITALIZATION AND
     LIABILITIES .....................$    3,720   $    87,706    $   109,690      $          14    $   223,308
                                      ===========   ===========    ===========      =============    ===========

                                    ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                           CONSOLIDATING INCOME STATEMENT
                                        For the Year Ended December 31, 1995
                                    --------------------------------------------



                                  TOTAL        ELIMINATIONS     EDHI            PSRC           EDC
                               -------------   -------------   -------------   -------------   -------------
REVENUES
--------
Oil and gas sales ............ $ 251,571,794   $     --        $     --        $   3,570,130   $ 248,001,664
Lease agreements .............    48,955,896         --              --           48,955,896         --
Income from partnership.......    88,175,577         --              --           42,573,438         --
Interest and dividends income.     6,164,671         --               46,419       5,718,301         --
Realized gains on investments.     3,827,280         --              --            3,825,480         --
Unrealized gains on investments   11,203,458         --              --           11,203,458         --
Rental income ................    12,319,091         --              --            1,735,510         --
Interest and other revenues
  from affiliated companies...       --          (96,199,506)      7,525,838          --             --
Other ........................    34,220,651      22,131,615        --              344,490         --
Equity in subsidiary
  earnings ...................       --          (79,595,276)     79,595,276          --             --
                               -------------   -------------   -------------   -------------   -------------
    Total Revenues ...........   456,438,418    (153,663,167)     87,167,533     117,926,703     248,001,664
                               -------------   -------------   -------------   -------------   -------------
OPERATING EXPENSES
------------------
Oil and gas production .......    56,918,627         --              --               --          56,918,627
Oil and gas exploration ......    43,202,375         --              --               --          43,202,375
Operation and Maintenance.....    12,640,848         --              --            2,848,174         --
Depreciation and
  Amortization ...............    83,117,303         --              411,532       2,919,799      77,265,362
Property Impairment ..........     1,017,550         --              --               --             --
Administrative and
  General ....................    57,346,617      (7,476,311)      7,160,725      13,084,151      11,961,117
                               -------------   -------------   -------------   -------------   -------------
    Total Operating
    Expenses .................   254,243,320      (7,476,311)      7,572,257      18,852,124     189,347,481
                               -------------   -------------   -------------   -------------   -------------
OPERATING INCOME .............   202,195,098    (146,186,856)     79,595,276      99,074,579      58,654,183
----------------               -------------   -------------   -------------   -------------   -------------
OTHER INCOME..................       --          (22,131,615)        --               --          22,131,615
                               -------------   -------------   -------------   -------------   -------------
INTEREST EXPENSE
----------------
Affiliated companies .........       --          (88,723,195)        --           52,211,043      31,385,620
Other ........................    89,190,765         --              --              604,035         468,821
Capitalized interest .........    (6,264,374)        --              --             (599,526)     (4,368,383)
                               -------------   -------------   -------------   -------------   -------------
Net interest expense .........    82,926,391     (88,723,195)        --           52,215,552      27,486,058
                               -------------   -------------   -------------   -------------   -------------
INCOME BEFORE INCOME TAXES ...   119,268,707     (79,595,276)     79,595,276      46,859,027      53,299,740
                               -------------   -------------   -------------   -------------   --------------
INCOME TAXES
------------
Current ......................   (89,289,344)        --              --          (50,800,020)    (23,211,675)
Deferred .....................   132,084,088         --              --           66,412,097      41,474,998
Investment tax credits - net .    (2,808,564)        --              --           (2,131,094)        --
                               -------------   -------------   -------------   -------------   -------------
    Total income taxes .......    39,986,180         --              --           13,480,983      18,263,323
                               -------------   -------------   -------------   -------------   -------------
MINORITY INTERESTS ...........      (312,749)        --              --             (292,772)        --
                               -------------   -------------   -------------   -------------   -------------
NET INCOME ................... $  79,595,276   $ (79,595,276)  $  79,595,276   $  33,670,816   $  35,036,417
                               =============   =============   =============   =============   =============

                                    ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                           CONSOLIDATING INCOME STATEMENT
                                        For the Year Ended December 31, 1995
                                    --------------------------------------------

                                                                     PSEG
(SEE LEGEND BELOW)                    CEA            EGDC           CAPITAL           ECFC
------------------               -------------   -------------   -------------   -------------
REVENUES
--------
Oil and gas sales ............   $     --        $     --        $     --        $     --
Lease agreements .............         --              --              --              --
Income from partnerships......      45,359,810         242,329         --              --
Interest and dividends income.         208,835         138,611         --               52,505
Realized gains on investments.         --                1,800         --              --
Unrealized gains on investments        --              --              --              --
Rental income ................         --           10,583,581         --              --
Interest and other revenues
  from affiliated companies...         --              754,042      55,342,270      32,577,356
Other ........................      11,684,546          60,000         --              --
Equity in subsidiary
  earnings ...................         --              --              --              --
                                 -------------   -------------   -------------   -------------
    Total Revenues ...........      57,253,191      11,780,363      55,342,270      32,629,861
                                 -------------   -------------   -------------   -------------
OPERATING EXPENSES
------------------
Oil and gas production .......         --              --              --              --
Oil and gas exploration ......         --              --              --              --
Operation and Maintenance.....       2,220,032       7,572,642         --              --
Depreciation and
  Amortization ...............         734,995       1,785,615         --              --
Property Impairment ..........         --            1,017,550         --              --
Administrative and
  General ....................      30,364,154       2,022,925          66,840         163,016
                                 -------------   -------------   -------------   -------------
    Total Operating
    Expenses .................      33,319,181      12,398,732          66,840         163,016
                                 -------------   -------------   -------------   -------------
OPERATING INCOME .............      23,934,010       (618,369)      55,275,430      32,466,845
----------------
OTHER INCOME..................         --              --              --              --
                                 -------------   -------------   -------------   -------------
INTEREST EXPENSE
----------------
Affiliated companies .........       4,365,637           6,853         754,042         --
Other ........................         158,206         706,004      54,786,854      32,466,845
Capitalized interest .........      (1,296,465)         --             --              --
                                 -------------   -------------   -------------   -------------
Net interest expense .........       3,227,378         712,857      55,540,896      32,466,845
                                 -------------   -------------   -------------   -------------
INCOME BEFORE INCOME TAXES ...      20,706,632      (1,331,226)       (265,466)         --
                                 -------------   -------------   -------------   -------------
INCOME TAXES
------------
Current ......................         273,661     (15,285,844)       (265,466)        --
Deferred .....................       9,348,267      14,848,726         --              --
Investment tax credits - net .        (677,470)        --              --              --
                                 -------------   -------------   -------------   -------------
    Total income taxes .......       8,944,458        (437,118)       (265,466)       --

MINORITY INTERESTS ...........         --              (19,977)        --              --
                                 -------------    -------------   -------------   -------------
NET INCOME ...................  $   11,762,174    $   (874,131)  $     --        $     --
                                 =============    =============   =============   =============

(A)  Exceeds 2% of Enterprise's consolidated revenues.  For additional information see Item I.

EDHI         -  Enterprise Diversified Holdings Incorporated
PSRC         -  Public Service Resources Corporation
EDC          -  Energy Development Corporation
CEA          -  Community Energy Alternatives Incorporated
EGDC         -  Enterprise Group Development Corporation
PSEG CAPITAL -  PSEG Capital Corporation
ECFC         -  Enterprise Capital Funding Corporation

                                    ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                       For the Year Ended December 31, 1995
                                    --------------------------------------------




                                    TOTAL         ELIMINATIONS     EDHI            PSRC             EDC
                                 -------------   -------------   -------------   -------------   -------------

BALANCE - JANUARY 1, 1995....... $ (12,028,623)  $ 14,528,619   $  (12,028,623) $  139,833,220   $(103,403,120)

ADD:
  Net Income(Loss) .............    79,595,276    (79,595,276)      79,595,276      33,670,816      35,036,417
                                 -------------   -------------   -------------   -------------   -------------
Total ..........................    67,566,653    (65,066,657)      67,566,653     173,504,036     (68,366,703)
                                 -------------   -------------   -------------   -------------   -------------
DEDUCT:
  Dividends Declared............    26,600,000    (14,600,000)      26,600,000      13,400,000               0
                                 -------------   -------------   -------------   -------------   -------------
BALANCE - DECEMBER 31, 1995..... $  40,966,653  $ (50,466,657)  $   40,966,653  $  160,104,036   $ (68,366,703)
                                 =============   =============   =============   =============   =============

                                    ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                    CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                        For the Year Ended December 31, 1995
                                    ---------------------------------------------
                                                                     PSEG
                                      CEA           EGDC            CAPITAL           ECFC
                                 -------------   -------------   -------------   -------------
BALANCE - JANUARY 1, 1995....... $  31,720,030   $ (82,678,749)  $     --        $     --

ADD:
  Net Income(Loss) .............    11,762,174        (874,131)        --              --
                                 -------------   -------------   -------------   -------------
Total ..........................    43,482,204     (83,552,880)        --              --
                                 -------------   -------------   -------------   -------------
DEDUCT:
  Dividends Declared............     1,200,000         --              --              --
                                 -------------   -------------   -------------   -------------

BALANCE - DECEMBER 31, 1995..... $  42,282,204   $ (83,552,880)  $     --        $     --
                                 =============   =============   =============   =============

                                    ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                             CONSOLIDATING BALANCE SHEET
                                     For the Year Ended December 31, 1995
                                     --------------------------------------------



                                     TOTAL          ELIMINATIONS          EDHI              PSRC             EDC
                                 ---------------   ---------------   ---------------   ---------------   ---------------
ASSETS

CURRENT ASSETS
--------------
Cash and temporary
  investments .................. $    17,760,692   $       --        $       633,185   $       930 286   $    14,269,302
Accounts receivable:
  Affiliated Companies .........       7,914,476       (19,207,808)        1,240,575         7,407,881           254,108
  Interest .....................       1,621,382           --                  --            1,371,724             --
  Other ........................      70,326,096           --                 13,750        12,708,824        52,486,112
Notes receivable:
  Affiliated companies .........          --          (655,744,000)            --                 --               --
  Other.........................          --               --                  --
Materials and supplies .........       1,228,937           --                  --                              1,228,937
Real Estate Held for Sale.......          --               --                  --
Prepayments ...................       25,502,130           --                747,108         1,630,212        22,747,173
                                 ---------------   ---------------   ---------------   ---------------   ---------------
    Total current assets .......     124,353,713      (674,951,808)        2,634,618        24,048,927        90,985,632
                                 ---------------   ---------------   ---------------   ---------------   ---------------
PROPERTY, PLANT AND EQUIPMENT
-----------------------------
Oil and Gas ....................   1,393,064,696           --                  --                --        1,393,064,696
Real estate ....................      87,432,293           --                  --           24,351,103             --
Furniture and equipment ........      22,017,037           --              1,554,754        16,270,619             --
Accumulated depreciation
  and amortization .............    (795,588,161)          --               (999,374)       (5,866,412)     (786,735,793)
Valuation allowance ............      (8,227,131)          --                  --           (7,824,495)            --
                                 ---------------   ---------------   ---------------   ---------------   ---------------
Property, plant and equipment...     698,698,734           --                555,380        26,930,815       606,328,903
                                 ---------------   ---------------   ---------------   ---------------   ---------------
INVESTMENTS
-----------
Subsidiaries ...................          --          (908,641,653)      908,641,653             --                --
Equity Securities ..............      12,369,405           --                  --           12,369,405             --
Other Securities ...............      64,084,639           --                  --           64,084,639             --
Lease agreements ...............     885,677,947           --                  --          885,677,947             --
Limited partnership interests ..     522,415,753           --                  --          445,661,716             --
General partnership interests ..     176,523,196           --                  --                --                --
Joint venture ..................      49,124,983           --                  --                --                --
Valuation allowance ............     (21,301,571)          --                  --          (16,609,416)            --
                                 ---------------   ---------------   ---------------   ---------------   ---------------
    Total investments ..........   1,688,894,352      (908,641,653)      908,641,653     1,391,184,291             --
                                 ---------------   ---------------   ---------------   ---------------   ---------------
OTHER ASSETS
------------
Natural gas receivable .........      12,760,326           --                  --                --           12,760,326
Project start-up costs .........       1,720,597           --                  --              579,559             --
Commissions & tenant
  improvements .................          --               --                  --                --                --
Accumulated deferred income
  taxes ........................          --            (8,530,649)            --                --                --
Reacquisition costs ...........       1,686,000           --                  --                --            1,686,000
Deferred debt issuance costs -
  net ..........................       1,784,585           --                  --                --                --
Notes received from
  associated companies .........          29,621      (311,821,000)            --                --                --
Other ..........................      46,175,902           --                  --                --           44,075,902
                                 ---------------   ---------------   ---------------   ---------------   ---------------
    Total other assets .........      64,157,031      (320,351,649)            --              579,559        58,522,228
                                 ---------------   ---------------   ---------------   ---------------   ---------------
    TOTAL ASSETS ............... $ 2,576,103,830   $(1,903,945,110)  $   911,831,651   $ 1,442,743,592   $   755,836,763
                                 ===============   ===============   ===============   ===============   ===============

(A)  Exceeds 2% of Enterprise's consolidated assets.  For additional information see Item I.


                                    ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                             CONSOLIDATING BALANCE SHEET
                                       For the Year Ended December 31, 1995
                                    --------------------------------------------

                                                                          PSEG
                                       CEA              EGDC             CAPITAL            ECFC
                                 ---------------   ---------------   ---------------   ---------------
ASSETS

CURRENT ASSETS
--------------
Cash and temporary
  investments .................. $        --       $     1,897,351   $           944   $        29,624
Accounts receivable:
  Affiliated Companies .........         885,411            21,283        14,176,243         3,136,783
  Interest .....................           1,614           248,044             --                --
  Other ........................       4,103,565         1,013,845             --                --
Notes receivable:
  Affiliated companies .........          --             4,693,000       318,070,674       332,980,326
  Other.........................          --               --                  --                --
Materials and supplies .........          --               --                  --                --
Real Estate Held for Sale.......          --               --                  --                --
Prepayments ...................          270,257           107,380             --                --
                                 ---------------   ---------------   ---------------   ---------------
    Total current assets .......       5,260,847         7,980,903       332,247,861       336,146,733

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
Oil and Gas ....................          --               --                  --                --
Real estate ....................          --            63,081,190             --                --
Furniture and equipment ........       4,049,824           141,840             --                --
Accumulated depreciation
  and amortization .............      (1,585,161)         (401,421)            --                --
Valuation allowance ............          --              (402,636)            --                --
                                 ---------------    --------------    ---------------   ---------------
Property, plant and equipment...       2,464,663        62,418,973             --                --
                                 ---------------    --------------    ---------------   ---------------
INVESTMENTS
-----------
Subsidiaries ...................          --               --                  --                --
Equity Securities ..............          --               --                  --                --
Other Securities ...............          --               --                  --                --
Lease agreements ...............          --               --                  --                --
Limited partnership interests ..      76,754,037           --                  --                --
General partnership interests ..     140,271,910        36,251,286             --                --
Joint venture ..................      49,124,983           --                  --                --
Valuation allowance ............      (3,845,142)         (847,013)            --                --
                                 ---------------   ---------------   ---------------   ---------------
    Total investments ..........     262,305,788        35,404,273             --                --
                                 ---------------   ---------------   ---------------   ---------------
OTHER ASSETS
------------
Natural gas receivable .........          --               --                  --                --
Project start-up costs .........       1,141,038           --                  --                --
Commissions & tenant
  improvements .................          --               --                  --                --
Accumulated deferred income
  taxes ........................          --             8,530,649             --                --
Reacquisition costs ...........          --               --                  --                --
Deferred debt issuance costs -
  net ..........................          --               --                117,014         1,667,571
Notes received from
  associated companies .........          29,621           --            152,340,326       159,480,674
Other ..........................          --             2,100,000             --                --
                                 ---------------   ---------------   ---------------   ---------------
    Total other assets .........       1,170,659        10,630,649       152,457,340       161,148,245
                                 ---------------   ---------------   ---------------   ---------------
    TOTAL ASSETS ............... $   271,201,957   $   116,434,798   $   484,705,201   $   497,294,978
                                 ===============   ===============   ===============   ===============

(A)  Exceeds 2% of Enterprise's consolidated assets.  For additional information see Item I.


                                   ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                           CONSOLIDATING BALANCE SHEET
                                       For the Year Ended December 31, 1995
                                   --------------------------------------------

LIABILITIES AND
STOCKHOLDERS' EQUITY                TOTAL          ELIMINATIONS         EDHI             PSRC              EDC
--------------------             --------------   --------------   --------------   --------------   --------------
CURRENT LIABILITIES
-------------------
Accounts payable:

  Affiliated companies ......... $      989,482   $  (19,207,808)  $      279,729   $   11,686,726   $    5,894,660
  Interest......................      8,722,473         --               --              1,500,000         --
  Other ........................     89,559,696         --              1,135,320       16,842,373       61,880,836
Notes payable:
  Affiliated companies .........       --           (655,744,000)        --            595,110,000         --
  Other ........................    282,251,382         --               --               --               --
Current portion of
  long-term debt ...............     90,630,207         --               --               --               --
                                 --------------   --------------   --------------   --------------   --------------
    Total current
    liabilities ................    472,153,240     (674,951,808)       1,415,049      625,139,099       67,775,496
                                 --------------   --------------   --------------   --------------   --------------
LONG-TERM DEBT
--------------
  Affiliated Companies..........       --           (311,821,000)        --               --            311,821,000
  Other.........................    693,523,043         --               --               --               --
                                 --------------   --------------   --------------   --------------   --------------
    Total long-term debt .......    693,523,043     (311,821,000)        --               --            311,821,000
                                 --------------   --------------   --------------   --------------   --------------
DEFERRED CREDITS
----------------
Accumulated deferred income
  taxes ........................    559,016,698       (8,530,649)        --            498,585,586       11,193,587
Accumulated deferred investment
  and energy tax credits........     21,713,049         --               --              7,733,472         --
Other ..........................      7,702,346         --                279,824           81,400        4,713,383
                                 --------------   --------------   --------------   --------------   --------------
    Total deferred credits .....    588,432,093       (8,530,649)         279,824      506,400,458       15,906,970
                                 --------------   --------------   --------------   --------------   --------------
MINORITY INTERESTS .............      1,858,676         --               --                 --             --
------------------               --------------   --------------   --------------   --------------   --------------

STOCKHOLDERS' EQUITY
--------------------
Capital stock ..................        100,000     (171,501,996)         100,000      107,000,999          920,000
Contributed capital ............    869,070,125     (686,673,000)     869,070,125       44,099,000      427,780,000
Retained earnings (deficit).....     40,966,653      (50,466,657)      40,966,653      160,104,036      (68,366,703)
                                 --------------   --------------   --------------   --------------   --------------
    Total stockholders'
      equity ...................    910,136,778     (908,641,653)     910,136,778      311,204,035      360,333,297
                                 --------------   --------------   --------------   --------------   --------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY ........... $2,576,103,830  $(1,903,945,110)  $  911,831,651   $1,442,743,592   $  755,836,736
                                 ==============   ==============   ==============   ==============   ==============

                                   ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                                           CONSOLIDATING BALANCE SHEET
                                       For the Year Ended December 31, 1995
                                   --------------------------------------------

LIABILITIES AND                                                         PSEG
STOCKHOLDERS' EQUITY                  CEA              EGDC            CAPITAL           ECFC
--------------------             --------------   --------------   --------------   --------------
CURRENT LIABILITIES
-------------------
Accounts payable:
  Affiliated companies ......... $    1,481,077   $      775,550   $       27,180   $       52,368
  Interest......................       --                 59,549        3,278,693        3,884,231
  Other ........................      9,242,185          445,505            6,480            6,997
Notes payable:
  Affiliated companies .........     55,941,000         --              4,693,000         --
  Other ........................       --               --               --            282,251,382
Current portion of
  long-term debt ...............       --                147,803       62,482,404       28,000,000
                                 --------------   --------------   --------------   --------------
    Total current
    liabilities ................     66,664,262        1,428,407       70,487,757      314,194,978
                                 --------------   --------------   --------------   --------------
LONG-TERM DEBT
--------------
  Affiliated Companies..........       --               --               --               --
  Other.........................       --             6,405,599       414,117,444      183,000,000
                                 --------------   --------------   --------------   --------------
    Total long-term debt .......       --             6,405,599       414,117,444      183,000,000
                                 --------------   --------------   --------------   --------------
DEFERRED CREDITS
----------------
Accumulated deferred income
  taxes ........................     57,768,174         --               --               --
Accumulated deferred investment
  and energy tax credits........     13,979,577         --               --               --
Other ..........................      2,627,739         --               --               --
                                 --------------   --------------   --------------   --------------
    Total deferred credits .....     74,375,490         --               --               --
                                 --------------   --------------   --------------   --------------
MINORITY INTERESTS .............       --              1,858,676         --               --
------------------               --------------   --------------   --------------   --------------

STOCKHOLDERS' EQUITY
--------------------
Capital stock ..................     62,880,001          500,996          100,000          100,000
Contributed capital ............     25,000,000      189,794,000         --               --
Retained earnings (deficit).....     42,282,204      (83,552,880)        --               --
                                 --------------   --------------   --------------   --------------
    Total stockholders'
      equity ...................    130,162,205      106,742,116          100,000          100,000
                                 --------------   --------------   --------------   --------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY ........... $  271,201,957   $  116,434,798   $ 484,705,201   $ 497,294,978
                                 ==============   ==============   ==============   ==============

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                          CONSOLIDATING INCOME STATEMENT
                                          YEAR-ENDED - DECEMBER 31, 1995
                                       ------------------------------------
                                                                                 RCMC
                                    TOTAL       ELIMINATIONS       PSRC        (CONSOL.)         RCIC
                                 ------------   ------------   ------------   ------------   ------------
REVENUES:
Oil and gas operations..........      --             --             --             --             --
Lease agreements................ $ 48,955,896   $    122,623   $ 22,679,519   $ 21,909,389   $  2,842,707
Partnerships....................   42,573,438        --          24,394,101     18,219,434        --
Marketing Revenues..............    3,570,130        (4,994)        --             --             --
Interest and Dividends..........    5,718,301        --           5,350,896        --             --
Gain (Loss) - security sales....   15,028,938        --          14,960,428        --             --
Operating lease income..........    1,735,510        --           1,735,510        --             --
Interest & other - assoc. co.          --               (20)         --            --             --
Other ..........................      344,490        --             (22,252)       180,587        --
Equity in subsidiary
  earnings......................       --        (11,710,569)    11,710,569        --             --
                                 ------------   ------------   ------------   ------------   ------------
    Total Revenues..............  117,926,703    (11,592,960)    80,808,771     40,309,410      2,842,707
                                 ------------   ------------   ------------   ------------   ------------
OPERATING EXPENSES:
Oil and gas production                 --            --               --           --             --
Rental operations                      --            --               --           --             --
Depreciation and
  amortization..................    2,919,799        --           1,432,462      1,175,659        --
Administrative
  and general...................   15,595,909        --           8,831,814        489,682           (238)
Taxes, other than
  income taxes..................      336,415        --              31,913        224,686         12,040
                                 ------------   ------------   ------------   ------------   ------------
    Total operating expenses....   18,852,124        --          10,296,189      1,890,027         11,802
                                 ------------   ------------   ------------   ------------   ------------
OPERATING INCOME................   99,074,579    (11,592,960)    70,512,582     38,419,383      2,830,905
                                 ------------   ------------   ------------   ------------   ------------

INTEREST EXPENSE:
PSEG
PSEG Capital Corporation........   32,739,370        --          19,010,480     12,486,169        746,951
Enterprise Capital Funding Corp.   19,474,993        --          11,543,536      7,140,686        426,634
Other...........................      600,715        (5,014)        604,035        --             --
Capitalized interest............     (599,525)       --            (599,525)       --             --
                                 ------------   ------------   ------------   ------------   ------------
Net interest expense............   52,215,553        (5,014)     30,558,526     19,626,856      1,173,585
                                 ------------   ------------   ------------   ------------   ------------
INCOME BEFORE INCOME TAXES......   46,859,027   (11,587,946)     39,954,056     18,792,528      1,657,320
                                 ------------   ------------   ------------   ------------   ------------
INCOME TAXES:
Current ........................  (50,800,020)       --         (31,072,536)   (11,262,458)    (2,640,557)
Deferred .......................   66,412,097        --          38,155,181     19,197,819      3,650,459
Investment and energy
  tax credits - net.............   (2,131,094)       --            (799,405)      (523,692)      (807,997)
                                 ------------   ------------   ------------   ------------   ------------
Total income taxes..............   13,480,983        --           6,283,240      7,411,669        201,905
                                 ------------   ------------   ------------   ------------   ------------
MINORITY INTERESTS..............     (292,772)       122,623        --             --             --
                                 ------------   ------------   ------------   ------------   ------------
CUM EFF ACCTG CHANGE FAS 109           --            --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
NET INCOME...................... $ 33,670,816   $(11,710,569)  $ 33,670,816   $ 11,380,859   $ 1,455,415
                                 ============   ============   ============   ============   ============

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                          CONSOLIDATING INCOME STATEMENT
                                          YEAR-ENDED - DECEMBER 31, 1995
                                       ------------------------------------


                                     RCFC           RCSC        PSRCSC ONE     PSRCSC TWO    PSRCSC THREE
                                 ------------   ------------   ------------   ------------   ------------
REVENUES:
Oil and gas operations
Lease agreements................ $    917,947   $    --         $   --         $   --          $  --
Partnerships....................       --            --             --             --             --
Marketing Revenues..............       --            --             --             --             --
Interest and Dividends..........       --            --             --             --             --
Gain (Loss)- security sales.....       --            --             --             --             --
Operating lease income                 --            --             --             --             --
Interest & other - assoc. co.          --                 20        --             --             --
Other ..........................       --              2,132            937            937            937
Equity in subsidiary
  earnings......................       --            --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
    Total Revenues..............      917,947          2,152            937            937            937
                                 ------------   ------------   ------------   ------------   ------------
OPERATING EXPENSES:
Oil and gas production                 --             --            --             --             --
Rental operations                      --             --            --             --             --
Depreciation and
  amortization..................       --             --            --             --             --
Administrative
  and general...................          130             52             37             37             37
Taxes, other than
  income taxes..................       12,040          2,100            900            900            900
                                 ------------   ------------   ------------   ------------   ------------
    Total operating expenses....       12,170          2,152            937            937            937
                                 ------------   ------------   ------------   ------------   ------------
OPERATING INCOME................      905,777        --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------

INTEREST EXPENSE:
PSEG
PSEG Capital Corporation........      415,561        --             --             --             --
Enterprise Capital Funding Corp.      234,061        --             --             --             --
Other...........................       --            --             --             --             --
Capitalized interest............       --            --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
Net interest expense............      649,622        --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
INCOME BEFORE INCOME TAXES......      256,155        --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
INCOME TAXES:
Current ........................   (4,753,047)       --             --             --             --
Deferred .......................    4,980,474        --             --             --             --
Investment and energy
  tax credits - net.............       --            --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
Total income taxes..............      227,427        --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------

MINORITY INTERESTS..............       --            --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
CUM EFF ACCTG CHANGE FAS 109           --            --             --             --             --
                                 ------------   ------------   ------------   ------------   ------------
NET INCOME...................... $     28,728   $    --        $    --        $    --        $    --
                                 ============   ============   ============   ============   ============

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                          CONSOLIDATING INCOME STATEMENT
                                          YEAR-ENDED - DECEMBER 31, 1995
                                       ------------------------------------

                                                   THE            PSGMC                                          PSRC      USEP
                                PSRCSC FOUR    WATER SOURCE   CONSOLIDATED    PSRC, INC.   ENTERTE     ES 2    DEL.,INC.    INC.
                                ------------   ------------   ------------   ------------  --------  --------  ---------  --------
REVENUES:
Oil and gas operations......... $     --       $    --        $    --         $   --       $ --      $ --      $  --       $ --
Lease agreements...............       --            --             --            606,334     --        --         --         --
Partnerships...................       --            --             --             --         --        --         --      (162,720)
Marketing Revenues.............       --            --           3,570,130        --         --        --         --         --
Interest and Dividends.........       --            --             372,399        --         --        --         --         --
Gain (Loss) - security sales...       --            --              68,510        --         --        --         --         --
Operating lease income                --            --              --            --         --        --         --         --
interest & other - assoc. co.         --            --              --            --         --        --         --         --
Other .........................          937        130,143         --            --         --        50,133     --         --
Equity in subsidiary
  earnings.....................       --            --              --            --         --        --         --         --
                                ------------   ------------   ------------   ------------  --------  --------  --------  --------
    Total Revenues.............          937        130,143      4,011,039        606,334     --       50,133     --      (162,720)
                                ------------   ------------   ------------   ------------  --------  --------  --------  --------
OPERATING EXPENSES:
Oil and gas production                --            --              --            --          --       --         --         --
Rental operations                     --            --              --            --          --       --         --         --
Depreciation and
  amortization.................       --             71,386        233,996        --           5,754      543     --         --
Administrative
  and general..................           37        510,005      4,382,436        12,597     802,999   531,302   34,500        482
Taxes, other than
  income taxes.................          900            300         24,736        25,000      --       --         --         --
                                ------------   ------------   ------------   ------------  --------  ---------  --------  --------
    Total operating expenses...          937        581,691      4,641,168        37,597     808,753   531,845   34,500        482
                                ------------   ------------   ------------   ------------  --------  ---------  --------  --------
OPERATING INCOME...............      --            (451,548)      (630,130)      568,737    (808,753) (481,712) (34,500)  (163,202)
                                ------------   ------------   ------------   ------------  --------  ---------  --------  --------
INTEREST EXPENSE:
PSEG
PSEG Capital Corporation.......      --             --             80,208         --          --        --         --        --
Enterprise Capital Funding Corp      --             --            130,076         --          --        --         --        --
Other..........................      --             --              1,694         --          --        --         --        --
Capitalized interest...........      --             --             --             --          --        --         --        --
                                ------------   ------------   ------------   ------------  ---------  ---------  --------  -------
Net interest expense...........      --             --             211,978        --          --        --         --        --
                                ------------   ------------   ------------   ------------  ---------  ---------  --------  -------
INCOME BEFORE INCOME TAXES.....      --            (451,548)      (842,108)       568,737    (808,753) (481,712) (34,500) (163,202)
                                ------------   ------------   ------------   ------------  ---------  ---------  --------  -------

INCOME TAXES:
Current .......................      --            (158,952)      (228,239)      (177,575)   (283,064) (168,599) (12,075)  (42,918)
Deferred ......................      --                 942         (9,483)       450,908     --         --        --      (14,203)
Investment and energy
  tax credits - net............      --             --             --             --          --         --        --        --
                                ------------   ------------   ------------   ------------   ---------  --------  --------  -------
Total income taxes.............      --            (158,010)      (237,722)       273,333    (283,064) (168,599) (12,075)  (57,121)
                                ------------   ------------   ------------   ------------   ---------  --------  --------  -------
MINORITY INTERESTS.............      --             --            (415,395)       --           --         --        --       --
                                ------------   ------------   ------------   ------------   ---------  --------  --------  -------
CUM EFF ACCTG CHANGE FAS 109         --             --              --            --           --        --        --        --
                                ------------   ------------   ------------   ------------   ---------  --------  --------  -------
NET INCOME..................... $    --        $   (293,538)  $   (188,991)  $    295,404   $(525,689)$(313,113)$(22,425)$(106,081)
                                ============   ============   ============   ============   =========  ========  ========  =======

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                          YEAR-ENDED - DECEMBER 31, 1995
                                  --------------------------------------------
                                                                                 RCMC
                                    TOTAL       ELIMINATIONS       PSRC        (CONSOL.)         RCIC
                                 ------------   ------------   ------------   ------------   ------------
BALANCE - JANUARY 1, 1995....... $139,833,220   $  2,948,387   $139,833,223   $  5,394,405  $     353,833

Net Income......................   33,670,816    (12,677,877)    33,670,816     11,380,859      1,455,415
                                 ------------   ------------   ------------   ------------   ------------
Total...........................  173,504,036     (9,729,490)   173,504,039     16,775,264      1,809,248

Dividends Declared..............   13,400,000        --          13,400,000        --             --
                                 ------------   ------------   ------------   ------------   ------------
BALANCE - DECEMBER 31, 1995..... $160,104,036   $ (9,729,490)  $160,104,039   $ 16,775,264   $  1,809,248
                                 ============   ============   ============   ============   ============

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                          YEAR-ENDED - DECEMBER 31, 1995
                                  --------------------------------------------


                                     RCFC           RCSC        PSRCSC ONE     PSRCSC TWO    PSRCSC THREE
                                 ------------   ------------   ------------   ------------   ------------
BALANCE - JANUARY 1, 1995....... $ (1,422,999)  $   (38,964)   $     (3,140)  $     (3,156)  $    --

Net Income......................       28,728        --             --             --             --
                                 ------------   -----------    ------------   ------------   ------------
Total...........................   (1,394,271)      (38,964)         (3,140)        (3,156)       --

Dividends Delared...............       --            --             --             --             --
                                 ------------   -----------    ------------   ------------   ------------
BALANCE - DECEMBER 31, 1995..... $ (1,394,271)  $   (38,964)   $     (3,140)  $     (3,156)  $    --
                                 ============   ============   ============   ============   ============

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                   CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                          YEAR-ENDED - DECEMBER 31, 1995
                                   --------------------------------------------

                                               THE            PSGMC                                              PSRC       USEP
                            PSRCSC FOUR     WATER SOURCE   CONSOLIDATED    PSRC, INC.   ENTERTECH      ES 2    DEL.,INC.     INC.
                            ------------    ------------   ------------   ------------  ----------  ----------  ---------- --------
BALANCE - JANUARY 1, 1995...$     --       $   (790,945)  $   (540,644)  $    --        $   --     $   --      $   --     $ --
Net Income...................     --           (293,538)      (188,991)       295,404    (525,689)   (313,113)   (22,425) (106,081)
                            ------------    ------------   ------------   ------------  ----------  ----------  ---------- -------
Total.......................      --         (1,084,483)      (729,635)       295,404    (525,689)   (313,113)   (22,425) (106,081)

Dividends Declared..........      --            --             --             --            --         --          --       --
                            ------------    ------------   ------------   ------------   ---------  ----------  ---------- --------
BALANCE - DECEMBER 31, 1995.$     --         (1,084,483) $    (729,635)   $   295,404   $(525,689) $ (313,113) $ (22,425) (106,081)
                            ============    ============   ============   ============   =========  --========  ========== ========

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                           CONSOLIDATING BALANCE SHEET
                                                DECEMBER 31, 1995
                                       ------------------------------------
                                                                              RCMC (A)
                             TOTAL        ELIMINATIONS         PSRC         CONSOLIDATED         RCIC
                        --------------   --------------   --------------   --------------   --------------
ASSETS:

CURRENT ASSETS:
Cash & temporary
  investments.......... $      930,286   $     --         $      582,489   $       12,000   $     --
Accounts receivable:
 Trade.................     12,708,825         --                491,120          196,300         --
 PSE&G.................        --              --               --                --              --
 PSEG, income taxes....      7,482,793         --              7,482,793          --              --
 Other Associated
   Companies...........        (74,912)     (68,833,488)         701,980       56,874,993        4,664,371
 Notes receivable --
   associated companies        --              (124,694)         124,694          --              --
   other...............        --              --                --               --              --
Interest receivable....      1,371,724         --              1,290,424          --              --
Prepayments............      1,630,212         --                 86,322          --              --
                        --------------   --------------   --------------   --------------   --------------
Total current assets...     24,048,928      (68,958,182)      10,759,822       57,083,293        4,664,371
                        --------------   --------------   --------------   --------------   --------------
PROPERTY, PLANT AND
EQUIPMENT:
Aircraft...............     14,995,590         --             14,995,590           --             --
Real estate............     24,351,103         --              2,538,147       13,087,773         --
Other..................      1,275,029         --                256,401           63,989         --
Accumulated depreciation
  and amortization and
  valuation allowance....  (13,690,908)        --             (1,867,312)      (6,936,131)        --
                        --------------   --------------   --------------   --------------   --------------
Property, Plant
  and Equipment........     26,930,814         --             15,922,826        6,215,631         --
                        --------------   --------------   --------------   --------------   --------------
INVESTMENTS:
Subsidiaries...........        --          (388,009,035)     388,171,755         --               --
Securities ............     76,454,044         --             72,968,044         --               --
Lease agreements ......    885,677,947         --            395,556,060      404,194,791       47,930,596
Partnerships ..........    445,661,716         --             72,211,925       44,532,500         --
Valuation allowance ...    (16,609,416)        --            (13,519,416)        --               --
                        --------------   --------------   --------------   --------------   --------------
Total Investments .....  1,391,184,291     (388,009,035)     915,388,368      448,727,291       47,930,596
                        --------------   --------------   --------------   --------------   --------------
OTHER ASSETS:
Organization costs.....        197,568         --               --                197,568         --
Note receivable-
 associated companies..        --              --               --               --               --
 Other.................        381,990         --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
Total Other Assets.....        579,558         --               --                197,568         --
                        --------------   --------------   --------------   --------------   --------------
TOTAL ASSETS........... $1,442,743,591   $ (456,967,217)   $ 942,071,016  $   512,223,783  $    52,594,967
                        ==============   ==============   ==============   ==============   ==============

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information, see Item I.

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                           CONSOLIDATING BALANCE SHEET
                                                DECEMBER 31, 1995
                                       ------------------------------------
                             RCFC             RCSC          PSRCSC ONE       PSRCSC TWO      PSRCSC THREE
                        --------------   --------------   --------------   --------------   --------------
ASSETS:

CURRENT ASSETS:
Cash & temporary
  investments.......... $     --         $        9,392   $        5,000   $        5,000   $        5,000
Accounts receivable:
 Trade.................         21,400         --               --               --               --
 PSE&G.................        --              --               --               --               --
 PSEG, income taxes....        --              --               --               --               --
 Other Associated
   Companies...........      5,108,777         --                  1,860            1,844            5,000
 Notes receivable --
   associated companies        --              --               --               --               --
   other...............        --              --               --               --               --
Interest receivable....        --              --               --               --               --
Prepayments............        --              --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
Total current assets...      5,130,177            9,392            6,860            6,844           10,000
                        --------------   --------------   --------------   --------------   --------------
PROPERTY, PLANT AND
EQUIPMENT:
Aircraft...............       --               --               --               --               --
Real estate............       --               --               --               --               --
Other..................       --               --               --               --               --
Accumulated depreciation
  and amortization and
  valuation allowance..       --               --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
Property, Plant
  and Equipment........       --               --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
INVESTMENTS:
Subsidiaries...........       --               --               --               --               --
Securities ............       --               --               --               --               --
Lease agreements ......     29,505,338         --               --               --               --
Partnerships ..........       --               --               --               --
Valuation allowance ...       --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
Total Investments .....     29,505,338         --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
OTHER ASSETS:
Organization costs.....       --               --               --               --               --
Note receivable -
 associated companies..       --               --               --               --               --
 Other.................       --               --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
Total Other Assets.....       --               --               --               --               --
                        --------------   --------------   --------------   --------------   --------------
TOTAL ASSETS........... $   34,635,515   $        9,392   $        6,860   $        6,844   $       10,000
                        ==============   ==============   ==============   ==============   ==============

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information, see Item I.

                                                     PUBLIC SERVICE RESOURCES CORPORATION
                                                          CONSOLIDATING BALANCE SHEET
                                                               DECEMBER 31, 1995
                                                     ------------------------------------
                                          THE            PSGMC                                                 PSRC        USEP
                      PSRCSC FOUR    WATER SOURCE      CONSOLIDATED     PSRC, INC.   ENTERTECH      ES 2     DEL.,INC       INC.
                      ------------   -------------    --------------   ------------  ---------  ---------  -----------  ---------

ASSETS:

CURRENT ASSETS:
Cash & temporary
  investments........ $      5,000   $        5,226  $       225,245     $    --   $     --   $     --       $ 75,934   $   --
Accounts receivable:
 Trade...............        --              70,933       11,883,638          1,001      8,385     36,802        (754)      --
 PSE&G...............        --               --               --             --         --         --           --         --
 PSEG, income taxes..        --               --               --             --         --         --           --         --
 Other Associated
  Companies...........       5,000            --           1,144,551        207,763      --         --           --        42,436
 Notes receivable --
   associated companies      --               --               --             --         --         --           --         --
Interest receivable....      --               --              81,300          --         --         --           --         --
Prepayments............      --              23,791        1,410,100          --       109,999      --           --         --
                      ------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
Total current assets.       10,000           99,950       14,744,834        208,764    118,384     36,802       75,180     42,436
                      ------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
PROPERTY, PLANT AND
EQUIPMENT:
Real estate..........        --               --               --         8,725,183      --         --           --         --
Other................        --             246,407          590,769         42,659     47,193     27,613        --         --
Accumulated depreciation
  and amortization and
  valuation allowance..      --            (111,696)        (145,384)    (4,624,088)    (5,754)      (543)       --         --
                      ------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
Total Property, Plant
  and Equipment......        --             134,711          445,385      4,143,754     41,439     27,070       --         --
                     _------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
INVESTMENTS:
Subsidiaries.........        --               --               --             --         --         --           --      (162,720)
Securities ..........        --               --           3,486,000          --         --         --           --         --
Lease agreements ....        --               --               --         8,491,163      --         --           --         --
Partnerships ........        --               --               --             --         --         --     328,917,291      --
Valuation allowance .        --               --                              --         --         --      (3,090,000)     --
                      ------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
Total Investments ...        --               --           3,486,000      8,491,163      --         --     325,827,291   (162,720)
                      ------------   --------------   --------------   ------------  ---------  ---------  ----------  ---------
OTHER ASSETS:
 Other...............        --               --             250,278        131,712      --         --           --         --
                      ------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
Total Other Assets...        --               --             250,278        131,712      --         --           --         --
                      ------------   --------------   --------------   ------------  ---------  ---------  -----------  ---------
TOTAL ASSETS......... $     10,000      $   234,661   $   18,926,497   $ 12,975,393  $ 159,824  $  63,872 $325,902,471  $(120,284)
                      ============   ==============   ==============   ============  =========  =========  --========-  =======--

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information, see Item I.

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                           CONSOLIDATING BALANCE SHEET
                                                 DECEMBER 31, 1995
                                       ------------------------------------
                                                                                RCMC (A)
                               TOTAL         ELIMINATIONS         PSRC          (CONSOL.)           RCIC
                           --------------   --------------   --------------   --------------   --------------
LIABILITIES AND
STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable ......... $   16,756,405   $         (354)  $    4,475,549   $      176,457   $        6,663
Accounts payable -
  associated companies....     11,686,726      (68,833,487)      75,124,037        4,200,157          248,628
Notes payable -
  PSEG Capital Corp. .....    290,740,705         --            178,219,003      101,924,847        6,259,494
Notes payable - ECap Fund.    304,369,295         --            186,573,389      106,702,335        6,552,901
Notes payable - PSEG......       --               --               --               --               --
Notes Payable - other
  associated companies....       --               (124,694)        --               --               --
Taxes accrued.............         85,967         --               --                 74,826         --
Interest accrued..........      1,500,000         --              1,500,000         --               --
                           --------------   --------------   --------------   --------------   --------------
Total current liabilities.    625,139,098      (68,958,535)     445,891,979      213,078,622       13,067,686
                           --------------   --------------   --------------   --------------   --------------
LONG TERM DEBT:
PSEG Capital Corporation..       --               --               --               --               --
Other.....................       --               --               --               --               --
                           --------------   --------------   --------------   ---------------  --------------
Total long-term debt......       --               --               --               --               --
                           --------------   --------------   --------------   ---------------  --------------
DEFERRED CREDITS:
Accumulated deferred FIT..    498,585,586         --            185,211,474      228,409,066       31,888,490
Accumulated deferred
 investment and energy
 tax credits..............      7,733,472         --               (317,876)        --                165,000
Deferred gas revenue......        --              --                 --             --                --
Other ....................         81,400         --                 81,400         --                --
                           --------------   --------------   --------------   --------------   --------------
Total deferred credits....    506,400,458         --            184,974,998      228,409,066       32,053,490
                           --------------   --------------   --------------   --------------   --------------
MINORITY INTERESTS........         --              162,720         --               --               --
                           --------------   --------------   --------------   --------------   --------------
STOCKHOLDERS' EQUITY:
Capital stock ............    107,000,999          (68,185)     107,000,999            1,995            1,095
Contributed capital ......     44,099,000     (373,444,256)      44,099,000       53,958,836        5,663,448
Retained Earnings ........    160,104,036      (14,658,962)     160,104,039       16,775,264        1,809,248
                           --------------   --------------   --------------   --------------   --------------
Total stockholders'
  equity .................    311,204,035     (388,171,403)     311,204,038       70,736,095        7,473,791
                           --------------   --------------   --------------   --------------   --------------
TOTAL LIABILITY AND
STOCKHOLDERS' EQUITY...... $1,442,743,592   $ (456,967,215)  $  942,071,014   $  512,223,783   $   52,594,967
                           ==============   ==============   ==============   ==============   ==============

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information see item I.

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                           CONSOLIDATING BALANCE SHEET
                                                 DECEMBER 31, 1995
                                       ------------------------------------

                                RCFC             RCSC          PSRCSC ONE       PSRCSC TWO      PSRCSC THREE
                           --------------   --------------   --------------   --------------   --------------
LIABILITIES AND
STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable ......... $       35,132   $     --         $     --         $     --         $     --
Accounts payable -
  associated companies....        138,609           38,356         --               --               --
Notes payable -
  PSEG Capital Corp. .....      3,482,398         --               --               --               --
Notes payable - ECap Fund.      3,645,632         --               --               --               --
Notes payable - PSEG             --               --               --               --               --
Notes Payable - other
  associated companies....       --               --               --               --               --
Taxes accrued.............         10,321         --               --               --               --
Interest accrued..........       --               --               --               --               --
                           --------------   --------------   --------------   --------------   --------------
Total current liabilities.      7,312,092           38,356         --               --               --
                           --------------   --------------   --------------   --------------   --------------
LONG-TERM DEBT:
PSEG Capital Corporation..       --               --               --               --               --
Other.....................       --               --               --               --               --
                           --------------   --------------   --------------   ---------------  --------------
Total long-term debt             --               --               --               --               --
                           --------------   --------------   --------------   ---------------  --------------
DEFERRED CREDITS:
Accumulated deferred FIT..     24,905,033         --               --               --               --
Accumulated deferred
 investment and energy
 tax credits..............       --               --               --               --               --
Deferred gas revenue......       --               --               --               --               --
Other ....................       --               --               --               --               --
                           --------------   --------------   --------------   --------------   --------------
Total deferred credits....     24,905,033         --               --               --               --
                           --------------   --------------   --------------   --------------   --------------
MINORITY INTERESTS........       --               --               --               --               --
                           --------------   --------------   --------------   --------------   --------------
STOCKHOLDERS' EQUITY:
Capital stock ............          1,095           10,000           10,000           10,000           10,000
Contributed capital ......      3,811,567         --               --               --               --
Retained Earnings ........     (1,394,271)         (38,964)          (3,140)          (3,156)        --
                           --------------   --------------   --------------   --------------   --------------
Total stockholders'
  equity .................      2,418,390          (28,964)           6,860            6,844           10,000
                           --------------   --------------   --------------   --------------   --------------
TOTAL LIABILITY AND
STOCKHOLDERS' EQUITY...... $   34,635,515   $        9,392   $        6,860   $        6,844   $       10,000
                           ==============   ==============   ==============   ==============   ==============

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information see item I.

                                       PUBLIC SERVICE RESOURCES CORPORATION
                                           CONSOLIDATING BALANCE SHEET
                                                 DECEMBER 31, 1995
                                       ------------------------------------
                                               THE             PSGMC                                               PSRC     USEP
                          PSRCSC FOUR    WATER SOURCE     CONSOLIDATED    PSRC, INC.   ENTERTECH      ES 2      DEL.,INC.  INC
                          -------------  --------------  --------------  ------------  ----------  ----------  ---------- -------
LIABILITIES AND
STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable ........$     --        $        7,622     $12,017,481    $ --          $ 22,165  $  15,690     $   --      --
 Accounts payable -
  associated companies...      --               283,543          52,640      --           225,248    186,570      22,425    --
Notes payable -
  PSEG Capital Corp. ....      --              --               854,962      --            --          --           --      --
Notes payable - ECap Fund      --              --               895,038      --            --          --           --      --
Notes payable - PSEG.....      --              --              --            --            --          --           --      --
Notes Payable - other
  associated companies...      --              --               124,694      --            --          --           --      --
Taxes accrued............      --                   820        --            --            --          --           --      --
Interest accrued.........      --              --              --            --            --          --           --      --
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- -------
Total current liabilities      --               291,985      13,944,815      --           247,413    202,260      22,425    --
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- -------
LONG-TERM DEBT:
PSEG Capital Corporation.      --              --              --            --            --          --           --      --
Other....................      --              --              --            --            --          --           --      --
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- -------
Total long-term debt.....      --              --              --            --            --          --           --      --
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- --------
DEFERRED CREDITS:
Accumulated deferred FIT.      --                   659         (84,663)    6,071,649      --          --     22,198,081  (14,203)
Accumulated deferred
 investment and energy
 tax credits.............      --              --              --            --            --          --      7,886,348    --
Deferred gas revenue.....      --              --              --            --            --          --           --      --
Other ...................      --              --              --            --
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- --------
Total deferred credits...      --                   659         (84,663)    6,071,649      --          --     30,084,429  (14,203)
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- --------
MINORITY INTERESTS......       --              --              (162,720)      --           --          --           --      --
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- --------
STOCKHOLDERS' EQUITY:
Capital stock ...........        10,000          10,000           1,000         1,000      1,000       --          1,000    --
Contributed capital .....      --             1,016,500       5,957,700     6,607,339    437,100    174,725  295,817,041    --
Retained Earnings .......      --            (1,084,483)       (729,635)      295,404   (525,689)  (313,113)     (22,425) (106,081)
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- --------
Total stockholders'
  equity ................        10,000         (57,983)      5,229,065     6,903,744    (87,589)  (138,388) 295,795,616  (106,081)
                         --------------  --------------  --------------  ------------  ----------  ----------  ---------- --------
TOTAL LIABILITY AND
STOCKHOLDERS' EQUITY.....$       10,000  $      234,661 $    18,926,497  $ 12,975,393  $ 159,824 $   63,872 $325,902,470 $(120,284)
                         ==============  ==============  ==============  ============  ==========  ==========  ========== ========

(A) Exceeds 2% of Enterprise's consolidated assets.  For additional information see item I.

                               RESOURCES CAPITAL MANAGEMENT CORPORATION
                                    CONSOLIDATING INCOME STATEMENT
                                     YEAR-ENDED DECEMBER 31, 1995
                               ----------------------------------------

                                      TOTAL         ELIMINATIONS         RCMC            RCMC-SC       RCMC INC.     RCMC DEL,
                                  --------------   --------------   --------------   --------------   -----------   ------------
REVENUES:
Oil and gas operations........... $     --         $     --         $     --         $     --         $     --       $     --
Lease Agreements.................     21,909,389         --             21,909,389         --               --             --
Partnerships.....................     18,219,434         --             18,219,434         --                --             --
Interest and dividends...........       --               --               --              --                --              --
Gain(Loss)-security sales........       --               --               --               --                --             --
Rental income....................       --               --               --               --               --             --
Interest & other-assoc. co.......       --               --               --               --               --              --
Other............................        180,587         --                179,910              677         --              --
Equity in subsidiary earnings....       --                 44,850          (44,850)        --               --              --
                                  --------------   --------------   --------------   --------------   -----------   ------------
    Total Revenues...............     40,309,410           44,850       40,263,883              677
                                  --------------   --------------   --------------   --------------   -----------   ------------
OPERATING EXPENSES:
Oil and gas production...........        --              --                --              --               --              --
Rental operations................        --              --                --              --               --              --
Depreciation and amortization....      1,175,659         --              1,175,659         --               --              --
Administrative and general........        489,682         --                420,645               37       34,500          34,500
Taxes, other than income taxes...        224,686         --                224,046              640         --              --
                                  --------------   --------------   --------------   --------------    -----------   ------------
    Total operating expenses.....      1,890,027         --              1,820,350              677       34,500          34,500
                                  --------------   --------------   --------------   --------------    -----------   ------------
OPERATING INCOME.................     38,419,383           44,850       38,443,533         --            (34,500)        (34,500)
                                  --------------   --------------   --------------   --------------    -----------   ------------
INTEREST EXPENSE:
PSEG.............................       --               --                --              --                --           --
PSEG Capital Corporation.........     12,486,169         --             12,486,169         --                --           --
Ent. Capital Funding Corp. ......      7,140,686         --              7,140,686         --                --           --
Other............................       --               --                --              --                --           --
Capitalized interest.............       --               --                --              --                --           --
                                  --------------   --------------   --------------   --------------    -----------   ------------
Net interest expense.............     19,626,856         --             19,626,856         --                --           --
                                  --------------   --------------   --------------   --------------    -----------   ------------
INCOME BEFORE INCOME TAXES.......     18,792,527           44,850       18,816,678         --             (34,500)       (34,500)
                                  --------------   --------------   --------------   --------------    -----------   ------------
INCOME TAXES:
Current..........................    (11,262,458)        --            (11,238,308)        --              (12,075)      (12,075)
Deferred.........................     19,197,819         --             19,197,819         --                 --           --
Investments and energy
  tax credits - net..............       (523,692)        --               (523,692)        --                 --           --
                                  --------------   --------------   --------------   --------------    -----------   ------------
    Total income taxes...........      7,411,669         --              7,435,819         --              (12,075)      (12,075)
                                  --------------   --------------   --------------   --------------    -----------   ------------
MINORITY INTERESTS...............       --               --                 --             --                 --            --
                                  --------------   --------------   --------------   --------------    -----------   ------------
NET INCOME......................  $   11,380,859   $       44,850   $   11,380,859   $     --          $   (22,425) $    (22,425)
                                  ==============   ==============   ==============   ==============    -----------   ------------

                               RESOURCES CAPITAL MANAGEMENT CORPORATION
                             CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                          DECEMBER 31, 1995
                             --------------------------------------------
                                     TOTAL       ELIMINATIONS       RCMC          RCMC-SC       RCMC INC.   RCMC DEL, INC.
                                  ------------   ------------   ------------   ------------   ------------   ------------
BALANCE - JANUARY 1, 1995........ $  5,394,405  $      15,956   $  5,394,405  $     (15,956) $     --        $     --

NET INCOME.......................   11,380,859         44,850     11,380,859         --            (22,425)       (22,425)
                                  ------------   ------------   ------------   ------------   ------------   ------------
     TOTAL......................    16,775,264         60,806     16,775,264        (15,956)       (22,425)       (22,425)
                                  ------------   ------------   ------------   ------------   ------------   ------------
DIVIDENDS DECLARED                      --             --            --              --            --              --
                                  ============   ============   ============   ============   ============   ============
BALANCE - DECEMBER 31, 1995.....  $ 16,775,264   $     60,806   $ 16,775,264   $    (15,956)  $    (22,425)   $   (22,425)
                                  ============   ============   ============   ============   ============   ============


                               RESOURCES CAPITAL MANAGEMENT CORPORATION
                                     CONSOLIDATING BALANCE SHEET
                                          DECEMBER 31, 1995
                               ----------------------------------------
                                     TOTAL        ELIMINATIONS         RCMC           RCMC-SC          REMC INC.     RCMC DEL, INC.
                                  ------------   --------------   --------------   --------------   --------------   --------------
ASSETS

CURRENT ASSETS:
Cash and temporary investments... $     12,000   $     --         $     --         $       10,000    $       1,000    $       1,000
Accounts receivable:
  Trade..........................      196,300         --                196,300         --                 --              --
  PSE&G..........................     --               --               --               --                 --              --
  PSEG, income taxes.............     --               --               --               --                 --              --
  Other associated companies.....   56,874,993             (173)      56,874,993              173           --              --
Notes receivable-
 associated companies............     --               --               --               --                 --              --
Interest receivable..............     --               --               --               --                 --              --
Prepayments......................     --               --               --               --                 --              --
                                  ------------   --------------   --------------   --------------   --------------   --------------
    Total current assets.........   57,083,293             (173)      57,071,294           10,173            1,000            1,000
                                  ------------   --------------   --------------   --------------   --------------   --------------
PROPERTY, PLANT AND EQUIPMENT:
Oil and gas......................     --               --               --               --                  --              --
Real estate......................   13,087,773         --             13,087,773         --                  --              --
Other............................       63,989         --                 63,989         --                  --              --
Accumulated depreciation
  and amortization...............   (6,936,131)        --             (6,936,131)        --                  --              --
                                 -------------   --------------   --------------   --------------   --------------   --------------
   Total Property, Plant
     and Equipment...............    6,215,631         --              6,215,630         --                  --              --
                                  ------------   --------------   --------------   --------------   --------------   --------------
INVESTMENTS:
Subsidiaries.....................     --            (14,357,716)      14,357,716         --                  --              --
Securities.......................     --               --               --               --                  --              --
Lease agreements.................  404,194,790         --            222,691,719         --             30,959,825      150,543,246
Partnerships.....................   44,532,500         --             22,029,332         --             22,503,168           --
Valuation allowance..............     --               --                --              --                  --               --
                                  ------------   --------------   --------------   --------------   --------------   --------------
    Total investments............  448,727,291      (14,357,716)     259,078,767         --             53,462,993      150,543,246
                                  ------------   --------------   --------------   --------------   --------------   --------------
OTHER ASSETS:
Natural gas receivable...........     --                --                --              --                 --               --
Note receivable-
 associated companies............     --                --                --              --                 --               --
Other............................      197,568          --               197,568          --                 --               --
                                 -------------   --------------   --------------   --------------   --------------   --------------
Total other assets                     197,568          --               197,568          --                 --               --
                                --------------   --------------   --------------   --------------   --------------   -------------

     TOTAL ASSETS................$ 512,223,783   $ (14,357 889)   $  322,563,260   $       10,173   $   53,463,993   $  150,544,246
                                ==============   ==============   ==============   ==============   ==============   ==============

                               RESOURCES CAPITAL MANAGEMENT CORPORATION
                                     CONSOLIDATING BALANCE SHEET
                                          DECEMBER 31, 1995
                               ----------------------------------------
                                       TOTAL        ELIMINATIONS         RCMC            RCMC-SC         RCMC INC.    RCMC DEL, INC
                                  --------------   --------------   --------------   --------------  ---------------   ------------
LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable................. $      176,457    $    --         $      176,457    $    --           $    --       $      --
Accounts payable -
  associated companies...........      4,200,157             (174)       4,140,452           15,929        22,425           22,425
Notes payable -
  PSEG Capital Corp. ............    101,924,847         --             61,818,997         --                --         40,105,850
Notes payable - ECap Fund........    106,702,335         --             64,708,185         --                --         41,994,150
Notes payable - PSEG.............          --            --                  --            --                --              --
Notes payable - other............          --            --                  --            --                --              --
Taxes accrued....................         74,826         --                  --            --                --             74,826
Interest accrued.................          --            --                  --            --                --              --
                                  --------------   --------------   --------------   --------------  ---------------   ------------
    Total current liabilities....    213,078,622             (174)     130,844,091           15,029         22,425      82,197,251
                                  --------------   --------------   --------------   --------------  ---------------   ------------
LONG-TERM DEBT:
PSEG Capital corporation.........          --            --                   --           --                --              --
Other............................          --            --                   --           --                --              --
                                  --------------   --------------   --------------   --------------  ---------------   ------------
Total long-term debt.............          --            --                   --           --                --              --
                                  --------------   --------------   --------------   --------------  ---------------   ------------
DEFERRED CREDITS:
Accumulated deferred FIT.........    228,409,066         --            120,983,074         --             24,442,569    82,983,422
Accumulated deferred investment
 & energy tax credits............          --            --                   --           --                 --              --
Deferred gas revenue.............          --            --                   --           --                 --              --
                                  --------------   --------------   --------------   --------------  ---------------   ------------
    Total deferred credits.......    228,409,066         --            120,983,074         --             24,442,569    82,983,422
                                  --------------   --------------   --------------   --------------  ---------------   ------------
STOCKHOLDERS' EQUITY:                      --            --                   --           --                  --             --
Capital stock ...................          1,995           (3,100)           1,995            1,100            1,000         1,000
Contributed capital .............     53,958,836      (14,415,422)      53,958,836           10,000       29,020,424   (14,615,002)
Retained earnings ...............     16,775,264           60,806       16,775,264          (15,956)         (22,425)      (22,425)
                                  --------------   --------------   --------------   --------------  ---------------   ------------
    Total stockholders' equity ..     70,736,095      (14,357,716)      70,736,095           (4,856)      28,998,999   (14,636,427)
                                  --------------   --------------   --------------   --------------  ---------------   ------------
TOTAL LIABILITY AND
  STOCKHOLDERS' EQUITY........... $  512,223,783  $   (14,357,890) $   322,563,260   $       10,173   $   53,463,993   $150,544,246
                                  ==============   ==============   ==============   ==============  ===============   ============

                                      ENERGY DEVELOPMENT CORPORATION
                                     CONSOLIDATING STATEMENT OF INCOME
                                       YEAR ENDED DECEMBER 31, 1995
                                     ---------------------------------



                                     TOTAL        ELIMINATIONS          EDC            GASDEL
                                --------------   --------------   --------------   --------------
REVENUES:
Oil and gas sales.............. $  248,001,664   $   (1,869,741)  $  206,361,743   $      712,048
                                --------------   --------------   --------------   --------------
    Total Revenues.............    248,001,664       (1,869,741)     206,361,743          712,048
                                --------------   --------------   --------------   --------------
OPERATING EXPENSES:
Oil and gas production.........     49,335,783         --             38,286,032          393,466
Oil and gas exploration........     43,202,375         --             37,487,361         --
Depreciation and amortization..     77,265,362         --             67,071,923          325,700
Administrative and general.....     11,961,117         --             10,617,535           72,103
Other operation expenses.......      7,582,844       (1,869,741)       3,842,936              381
                                --------------   --------------   --------------   --------------
    Total Operating Expenses...    189,347,481       (1,869,741)     157,305,787          791,650
                                --------------   --------------   --------------   --------------
OPERATING INCOME...............     58,654,183         --             49,055,956          (79,602)
                                --------------   --------------   --------------   --------------
OTHER INCOME...................     22,131,615      (11,665,273)      31,817,275        1,350,081
                                --------------   --------------   --------------   --------------
INTEREST EXPENSE:
PSEG Capital Corporation.......     20,014,616         --             20,014,616         --
Enterprise Capital
  Funding Corporation..........     11,371,004         --             11,371,004         --
Other..........................        468,821       (6,599,195)       1,805,525         --
Capitalized interest...........     (4,368,383)        --             (4,368,383)        --
                                --------------   --------------   --------------   --------------
Net Interest Expense...........     27,486,058       (6,599,195)      28,822,762         --
                                --------------   --------------   --------------   --------------
INCOME BEFORE INCOME TAXES.....     53,299,740       (5,066,078)      52,050,469        1,270,479
                                --------------   --------------   --------------   --------------
INCOME TAXES:
Current........................    (23,211,675)        --            (23,745,666)         486,480
Deferred.......................     41,474,998         --             40,759,718          (46,895)
                                --------------   --------------   --------------   --------------
    Total Income Taxes.........     18,263,323         --             17,014,052          439,585
                                --------------   --------------   --------------   --------------
NET INCOME..................... $   35,036,417   $   (5,066,078)  $   35,036,417   $      830,894
                                ==============   ==============   ==============   ==============

                                      ENERGY DEVELOPMENT CORPORATION
                                     CONSOLIDATING STATEMENT OF INCOME
                                       YEAR ENDED DECEMBER 31, 1995
                                     ---------------------------------
                                  PRODUCERS
                                   SERVICE             HGC        EDC ARGENTINA       EDC CHINA
                                --------------   --------------   --------------   --------------
REVENUES:
Oil and gas sales.............. $      347,342   $      976,220   $    7,979,892   $     --
                                --------------   --------------   --------------   --------------
    Total Revenues.............        347,342          976,220        7,979,892         --
                                --------------   --------------   --------------   --------------
OPERATING EXPENSES:
Oil and gas production.........          3,534           93,972        2,790,064         --
Oil and gas exploration........       --               --                    214        1,216,273
Depreciation and amortization..        157,143           35,126        1,335,321         --
Administrative and general.....         23,781            7,352          223,107          203,341
Other operation expenses.......          1,794              560          438,340         --
                                --------------   --------------   --------------   --------------
    Total Operating Expenses...        186,252          137,010        4,787,046        1,419,614
                                --------------   --------------   --------------   --------------
OPERATING INCOME...............        161,090          839,210        3,192,846       (1,419,614)
                                --------------   --------------   --------------   --------------
OTHER INCOME...................       --                    991           36,696               63
                                --------------   --------------   --------------   --------------
INTEREST EXPENSE:
PSEG Capital Corporation.......       --               --               --               --
Enterprise Capital
  Funding Corporation..........       --               --               --               --
Other..........................       --                 13,377        2,303,228         --
Capitalized interest...........       --               --               --               --
                                --------------   --------------   --------------   --------------
Net Interest Expense...........       --                 13,377        2,303,228         --
                                --------------   --------------   --------------   --------------
INCOME BEFORE INCOME TAXES.....        161,090          826,824          926,314       (1,419,551)
                                --------------   --------------   --------------   --------------
INCOME TAXES:
Current........................         78,016          310,664          499,863         (428,423)
Deferred.......................        (14,661)           4,529         (278,958)         (48,651)
                                --------------   --------------   --------------   --------------
    Total Income Taxes.........         63,355          315,193          220,905         (477,074)
                                --------------   --------------   --------------   --------------
NET INCOME..................... $       97,735   $      511,631   $      705,409   $     (942,477)
                                ==============   ==============   ==============   ==============

                                      ENERGY DEVELOPMENT CORPORATION
                                     CONSOLIDATING STATEMENT OF INCOME
                                       YEAR ENDED DECEMBER 31, 1995
                                     ---------------------------------

                                  EDC PERU          EDC HIPS       EDC SENEGAL          EDC UK
                                --------------   --------------   --------------   --------------
REVENUES:
Oil and gas sales.............. $     --         $      332,444   $     --         $   33,161,716
                                --------------   --------------   --------------   --------------
    Total Revenues.............       --                332,444         --             33,161,716
                                --------------   --------------   --------------   --------------
OPERATING EXPENSES:
Oil and gas production.........       --                 34,212         --              7,734,503
Oil and gas exploration........        126,891         --                469,355        3,902,281
Depreciation and amortization..       --               --               --              8,340,149
Administrative and general.....       --                196,978         --                616,920
Other operation expenses.......       --                     50         --              5,168,524
                                --------------   --------------   --------------   --------------
    Total Operating Expenses...        126,891          231,240          469,355       25,762,377
                                --------------   --------------   --------------   --------------
OPERATING INCOME...............       (126,891)         101,204         (469,355)       7,399,339
                                --------------   --------------   --------------   --------------
OTHER INCOME...................             68         --               --                591,714
                                --------------   --------------   --------------   --------------
INTEREST EXPENSE:
PSEG Capital Corporation.......       --               --               --               --
Enterprise Capital
  Funding Corporation..........       --               --               --               --
Other..........................       --               --               --              2,945,886
Capitalized interest...........       --               --               --               --
                                --------------   --------------   --------------   --------------
Net Interest Expense...........       --               --               --              2,945,886
                                --------------   --------------   --------------   --------------
INCOME BEFORE INCOME TAXES.....       (126,823)         101,204         (469,355)       5,045,167
                                --------------   --------------   --------------   --------------
INCOME TAXES:
Current........................        (41,027)          35,421         (164,190)        (242,813)
Deferred.......................       --               --                    (84)       1,100,000
                                --------------   --------------   --------------   --------------
    Total Income Taxes.........        (41,027)          35,421         (164,274)         857,187
                                --------------   --------------   --------------   --------------
NET INCOME..................... $      (85,796)  $       65,783   $     (305,081)  $    4,187,980
                                ==============   ==============   ==============   ==============

                                      ENERGY DEVELOPMENT CORPORATION
                              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                       YEAR ENDED DECEMBER 31, 1995
                              ---------------------------------------------


                                   TOTAL        ELIMINATIONS          EDC            GASDEL
                                -------------   -------------    -------------   -------------

BALANCE - JANUARY 1, 1995...... $ (103,403,120)  $ 11,672,049    $(103,403,120)  $ 12,103,792

NET INCOME.....................    35,036,417      (5,066,078)      35,036,417         830,894
                                -------------   -------------    -------------   -------------
    TOTAL......................   (68,366,703)    (16,738,127)     (68,366,703)     12,934,686
                                -------------   -------------    -------------   -------------
DIVIDENDS DECLARED.............       --               --               --             --
                                -------------   -------------    -------------   -------------

BALANCE - DECEMBER 31, 1995.... $ (68,366,703)  $ (16,738,127)   $ (68,366,703)  $  12,934,686
                                =============   =============    =============   =============

                                      ENERGY DEVELOPMENT CORPORATION
                              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                       YEAR ENDED DECEMBER 31, 1995
                              ---------------------------------------------

                                  PRODUCERS
                                   SERVICE           HGC         EDC ARGENTINA     EDC CHINA
                                -------------   -------------    -------------   -------------

BALANCE - JANUARY 1, 1995...... $     664,193   $   2,683,056    $   1,417,591   $  (4,407,059)

NET INCOME.....................        97,735         511,631          705,409        (942,477)
                                -------------   -------------    -------------   -------------
    TOTAL......................       761,928       3,194,687        2,123,000      (5,349,536)
                                -------------   -------------    -------------   -------------
DIVIDENDS DECLARED.............       --               --               --             --
                                -------------   -------------    -------------   -------------

BALANCE - DECEMBER 31, 1995.... $     761,928   $   3,194,687    $   2,123,000   $  (5,349,536)
                                =============   =============    =============   =============

                                      ENERGY DEVELOPMENT CORPORATION
                              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                       YEAR ENDED DECEMBER 31, 1995
                              --------------------------------------------


                                  EDC PERU        EDC HIPS        EDC SENEGAL    EDC (UK) LTD.
                                -------------   -------------    -------------   -------------

BALANCE - JANUARY 1, 1995...... $    (900,749)  $      41,900    $    (515,255)  $    (584,580)

NET INCOME.....................       (85,796)         65,783          305,081       4,187,980
                                -------------   -------------    -------------   -------------
    TOTAL......................      (986,545)        107,683         (820,336)      4,772,560
                                -------------   -------------    -------------   -------------
DIVIDENDS DECLARED.............        --              --               --            --
                                -------------   -------------    -------------   -------------

BALANCE - DECEMBER 31, 1995.... $    (986,545)  $     107,683    $    (820,336)  $   4,772,560
                                =============   =============    =============   =============

                                       ENERGY DEVELOPMENT CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                             DECEMBER 31, 1995
                                       ------------------------------

                                    TOTAL         ELIMINATIONS         EDC             GASDEL
                                --------------   --------------   --------------   --------------
ASSETS

CURRENT ASSETS:
Cash and temporary investments. $   14,269,302   $     --         $     --         $     --
Accounts receivable:
 Trade.........................     52,486,112         --             45,493,992           30,178
 PSEG..........................        242,180         --                242,180         --
 Other associated companies....         11,928      (42,155,795)      35,306,880          335,083
Notes receivable -
  associated companies (EDC)...       --            (52,791,133)      37,928,266       14,862,867
Materials and Supplies.........      1,228,937         --                660,299         --
Prepayments....................     22,747,173         --             20,497,247          134,185
                                --------------   --------------   --------------   --------------
    Total current assets......      90,985,632      (94,946,928)     140,128,864       15,362,313
                                --------------   --------------   --------------   --------------
PROPERTY, PLANT AND EQUIPMENT:
Oil and gas....................  1,393,064,696         --          1,275,296,036       14,129,125
Accumulated depreciation &
 amortization..................   (786,735,793)        --           (749,178,442)     (11,719,083)
                                --------------   --------------   --------------   --------------
   Total Property, Plant
     and Equipment.............    606,328,903         --            526,117,594        2,410,042
                                --------------   --------------   --------------   --------------

INVESTMENTS:
Subsidiaries...................       --            (36,679,779)      36,679,779         --
                                --------------   --------------   --------------   --------------
    Total investments..........       --            (36,679,779)      36,679,779         --
                                --------------   --------------   --------------   --------------

OTHER ASSETS:
Natural gas receivable.........     12,760,326         --             12,760,326         --
Other Long-Term Receivable.....     44,075,902      (19,899,495)      54,713,145         --
Preacquisition expenses........      1,686,000         --                419,416         --
Deferred Taxes.................        --              --                --              --
                                --------------   --------------   --------------   --------------
    Total other assets.........     58,522,228      (19,899,495)      67,892,887         --
                                --------------   --------------   --------------   --------------

    TOTAL ASSETS............... $  755,836,763   $ (151,526,202)  $  770,819,124   $   17,772,355
                                ==============   ==============   ==============   ==============

                                       ENERGY DEVELOPMENT CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                             DECEMBER 31, 1995
                                       ------------------------------
                                  PRODUCERS
                                   SERVICE            HGC         EDC ARGENTINA       EDC CHINA
                                --------------   --------------   --------------   --------------
ASSETS

CURRENT ASSETS:
Cash and temporary investments. $     --         $     --         $       25,639   $       41,533
Accounts receivable:
 Trade.........................          4,878          208,685        2,986,452           37,977
 PSEG..........................       --               --               --               --
 Other associated companies....        499,043        4,972,174            1,000            1,000
Notes receivable -
  associated companies (EDC)...       --               --               --               --
Materials and Supplies.........       --               --                568,638         --
Prepayments....................       --                    777          187,972          (59,020)
                                --------------   --------------   --------------   --------------
    Total current assets......         503,921        5,181,636        3,769,701           21,490
                                --------------   --------------   --------------   --------------
PROPERTY, PLANT AND EQUIPMENT:
Oil and gas....................      1,101,458          500,510       33,177,609        2,266,375
Accumulated depreciation &
 amortization..................       (416,428)        (368,658)      (4,484,340)        --
                                --------------   --------------   --------------   --------------
   Total Property, Plant
     and Equipment.............        685,030          131,852       28,693,269        2,266,375
                                --------------   --------------   --------------   --------------
INVESTMENTS:
Subsidiaries...................       --               --               --               --
                                --------------   --------------   --------------   --------------
    Total investments..........       --               --               --               --
                                --------------   --------------   --------------   --------------
OTHER ASSETS:
Natural gas receivable.........       --               --               --               --
Other Long-Term Receivable.....       --               --                707,360        8,168,712
Preacquisition expenses........       --               --               --              1,266,584
Deferred Taxes.................       --               --               --               --
                                --------------   --------------   --------------   --------------
    Total other assets.........       --               --                707,360        9,435,296
                                --------------   --------------   --------------   --------------
    TOTAL ASSETS............... $    1,188,951   $    5,313,488   $   33,170,330   $   11,723,161
                                ==============   ==============   ==============   ==============

                                       ENERGY DEVELOPMENT CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                             DECEMBER 31, 1995
                                       ------------------------------

                                  EDC PERU          EDC HIPS        EDC SENEGAL     EDC (UK) LTD.
                                --------------   --------------   --------------   --------------
ASSETS

CURRENT ASSETS:
Cash and temporary investments. $        8,191   $     --         $     --         $   14,193,939
Accounts receivable:
 Trade.........................            244         --               --              3,723,706
 PSEG..........................       --               --               --               --
 Other associated companies....          1,000        1,049,543            1,000            1,000
Notes receivable -
  associated companies (EDC)...       --               --               --               --
Materials and Supplies.........       --               --               --               --
Prepayments....................       --               --                105,350        1,880,662
                                --------------   --------------   --------------   --------------
    Total current assets......           9,435        1,049,543          106,350       19,799,307
                                --------------   --------------   --------------   --------------
PROPERTY, PLANT AND EQUIPMENT:
Oil and gas....................       --               --                326,258       66,267,325
Accumulated depreciation &
 amortization..................       --               --               --            (20,568,842)
                                --------------   --------------   --------------   --------------
   Total Property, Plant
     and Equipment.............       --               --                326,258       45,698,483
                                --------------   --------------   --------------   --------------
INVESTMENTS:
Subsidiaries...................       --               --               --               --
                                --------------   --------------   --------------   --------------
    Total investments..........       --               --               --               --
                                --------------   --------------   --------------   --------------

OTHER ASSETS:
Natural gas receivable.........       --               --               --               --
Other Long-Term Receivable.....         69,881         --               --                316,299
Reacquisition expenses........       --               --               --               --
Deferred Taxes.................       --               --               --               --
                                --------------   --------------   --------------   --------------
    Total other assets.........         69,881         --               --                316,299
                                --------------   --------------   --------------   --------------

    TOTAL ASSETS............... $       79,316   $    1,049,543   $      432,608   $   65,814,089
                                ==============   ==============   ==============   ==============

                                       ENERGY DEVELOPMENT CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                             DECEMBER 31, 1995
                                       ------------------------------
                                     TOTAL        ELIMINATIONS          EDC            GASDEL
                                --------------   --------------   --------------   --------------
LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable:
 Associated companies.......... $   5,894,660    $ (42,155,795)   $  12,750,212    $       5,290
 Other.........................    61,880,836          --            54,309,156          128,440
Notes payable:
 Gasdel Pipeline System........       --           (14,862,867)      14,862,867          --
 Other.........................       --           (37,928,266)         --               --
                                -------------    -------------    -------------    -------------
    Total current liabilities..    67,775,496      (94,946,928)      81,922,235          133,730
                                -------------    -------------    -------------    -------------
LONG-TERM DEBT:
PSEG Capital Corporation.......   152,340,326          --           152,340,326          --
Enterprise Capital
  Funding Corporation..........   159,480,674          --           159,480,674
Other..........................       --           (19,899,495)         --               --
                                -------------    -------------    -------------    -------------
    Total Long-Term Debt.......   311,821,000      (19,899,495)     311,821,000          --
                                -------------    -------------    -------------    -------------
DEFERRED CREDITS:
Accumulated deferred FIT.......    11,193,587          --            12,029,209          378,939
Other deferred credits.........     4,713,383          --             4,713,383          --
                      -------------    -------------    -------------   -------------
    Total Deferred Credits.....    15,906,970          --            16,742,592          378,939
                                -------------    -------------    -------------    -------------
STOCKHOLDERS' EQUITY:
Capital Stock..................       920,000       (4,333,000)         920,000        4,325,000
Contributed Capital............   427,780,000      (15,093,397)     427,780,000          --
Accumulated Deficit............   (68,366,703)     (17,253,382)     (68,366,703)      12,934,686
                                -------------    -------------    -------------    -------------
    Total Stockholders' Equity.   360,333,297      (36,679,779)     360,333,297       17,259,686
                                -------------    -------------    -------------    -------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY........... $ 755,836,763    $(151,526,202)   $ 770,819,124    $  17,772,355
                                =============    =============    =============    =============


                                       ENERGY DEVELOPMENT CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                             DECEMBER 31, 1995
                                       ------------------------------
                                  PRODUCERS
                                   SERVICE             HGC        EDC ARGENTINA       EDC CHINA
                                --------------   --------------   --------------   --------------
LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable:
 Associated companies.......... $     256 932    $   1,961,402    $   9,423,121    $  17,814,391
 Other.........................          (374)          22,754        2,329,072          799,512
Notes payable:
 Gasdel Pipeline System........       --               --               --               --
 Other.........................       --               --               --               --
                                -------------    -------------    -------------    -------------
    Total current liabilities..       256,558        1,984,156       11,752,193       18,613,903
                                -------------    -------------    -------------    -------------
LONG-TERM DEBT:
PSEG Capital Corporation.......       --               --               --               --
Enterprise Capital
  Funding Corporation..........       --               --               --               --
Other..........................       --               --            19,899,495          --
                                -------------    -------------    -------------    -------------
    Total Long-Term Debt.......       --               --            19,899,495          --
                                -------------    -------------    -------------    -------------
DEFERRED CREDITS:
Accumulated deferred FIT.......       169,465         (169,840)        (605,358)      (1,542,206)
Other deferred credits
                                -------------    -------------    -------------    -------------
    Total Deferred Credits.....       169,465         (169,840)        (605,358)      (1,542,206)
                                -------------    -------------    -------------    -------------
STOCKHOLDERS' EQUITY:
Capital Stock..................         1,000            1,000            1,000            1,000
Contributed Capital............       --               303,485          --               --
Accumulated Deficit............       761,928        3,194,687        2,123,000       (5,349,536)
                                -------------    -------------    -------------    -------------
    Total Stockholders' Equity.       762,928        3,499,172        2,124,000       (5,348,536)
                                -------------    -------------    -------------    -------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY........... $   1,188,951    $   5,313,488    $  33,170,330    $  11,723,161
                                =============    =============    =============    =============

                                       ENERGY DEVELOPMENT CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                             DECEMBER 31, 1995
                                       ------------------------------
                                   EDC PERU         EDC HIPS       EDC SENEGAL     EDC (UK), LTD.
                                --------------   --------------   --------------   --------------
LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable:
 Associated companies.......... $   1,411,399    $     940,860    $     736,773    $   2,750,075
 Other.........................       --               --               --             4,292,276
Notes payable:
 Gasdel Pipeline System........       --               --               --               --
 Other.........................       --               --               --            37,928,266
                                -------------    -------------    -------------    -------------
    Total current liabilities..     1,411,399          940,860          736,773       44,970,617
                                -------------    -------------    -------------    -------------
LONG-TERM DEBT:
PSEG Capital Corporation.......       --               --               --               --
Enterprise Capital
  Funding Corporation..........       --               --               --               --
Other..........................       --               --               --               --
                                -------------    -------------    -------------    -------------
    Total Long-Term Debt.......       --               --               --               --
                                -------------    -------------    -------------    -------------
DEFERRED CREDITS:
Accumulated deferred FIT.......      (346,538)         --                  (84)        1,280,000
Other deferred credits.........        --              --               --                --
                                -------------    -------------    -------------    -------------
    Total Deferred Credits.....      (346,538)         --                  (84)        1,280,000
                                -------------    -------------    -------------    -------------
STOCKHOLDERS' EQUITY:
Capital Stock..................         1,000            1,000            1,000            1,000
Contributed Capital............       --               --               --            14,789,912
Accumulated Deficit............      (986,545)         107,683         (305,081)       4,772,560
                                -------------    -------------    -------------    -------------
    Total Stockholders' Equity.      (985,545)         108,683         (304,081)      19,563,472
                                -------------    -------------    -------------    -------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY........... $      79,316    $   1,049,543    $     432,608    $  65,814,089
                                =============    =============    =============    =============

                            EXHIBIT C
               Organizational Chart - Response 4(a)(i)
                              CTSN

                    ___________________________
                   |         ENTERPRISE        |
                   |___________________________|
                                    |
                                    |  100%
                     _________________________
                    |          EDHI           |
                    |_________________________|
                                    |
                                    |  100%
                       ____________________
                      |         CEA        |
                      |____________________|
                                    |
                                    |  100%
                           ____________
                          |  CEA USA   |
                          |____________|
                                    |
                                    |  100%
                       ____________________
                      |       CEMAS        |
                      |____________________|
                               |
                               |
                 _______________________________
                |  7.51%*                      |
        __________|____________                |
       |         ASNI          |_______        | 18.63%
       |_______________________|62.74%|        |
                                    __|________|__________
                                   |                      |
                                   |         ISN          |
                                   |______________________|
                                             | 88%
                                    _________|____________
                                   |         CTSN         |
                                   |______________________|

* Beneficially, CEMAS owns only 4.95% of the ISN shares owned by ASNI

               Organizational Chart-Response 4(a)(ii)
                           JINGYUAN

                 __________________________________
                |              CEA                 |
                |__________________________________|
                                   |
                                   |  100%
                         _______________
                        |    CEA USA    |
                        |_______________|
                                   |
                                   |  100%
                    _________________________
                   | CEA INTERNATIONAL, INC. |
                   |_________________________|
                               |
                               |   100%
                        __________________
                       |     CEA CHINA    |
                       |__________________|
                                   |
                                   |    50%
                   ____________________________
                   |MEIYA POWER COMPANY LIMITED |
                   |____________________________|
                                   |
                  ________100%_____|___100%____________
    ______________|________________    _______________|______________
   |CHINA U.S. POWER PARTNERS I, LTD|  | CEA (BERMUDA) HOLDINGS, LTD. |
   |________________________________|  |______________________________|
           |                                  |
           |       30%                        |           60%
 __________|_______________  _________________|__________________
|        JINGYUAN          ||  SHANGHAI MEIYA ENERGY CO. LTD.    |
|__________________________|| ___________________________________|

               Organizational Chart-Response 4(a)(iii)
                              MANPA

                    ___________________________
                   |        ENTERPRISE         |
                   |___________________________|
                                    |
                                    |  100%
                     _________________________
                    |          EDHI           |
                    |_________________________|
                                    |
                                    |  100%
                       ____________________
                      |         CEA        |
                      |____________________|
                                    |
                                    |  100%
                       ___________________
                      |       CEA USA     |
                      |___________________|
                                    |
                                    |  100%
                    ___________________________
                   |  CEA International, Inc.  |
                   |___________________________|
                                    |
                                    |  100%
                    ___________________________
                   |    CEA Venezuela, Inc.    |
                   |___________________________|
                                    |
                                    | 100%
                      _______________________
                     |  CEA Americas, Ltd.   |
                     |_______________________|
                                  |
                                  |    50%
                         ____________
                        |     TGV    |
                        |____________|
                                   |
                                   |  17.13%
                         ____________
                        |     TGM    |
                        |____________|